Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

HEARTLAND BANCCORP,

an Ohio corporation,

HEARTLAND BANK,

an Ohio bank,

GERMAN AMERICAN BANCORP, INC.,

an Indiana corporation,

and

GERMAN AMERICAN BANK,

an Indiana bank

July 29, 2024

v

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made as of July 29, 2024, by and among HEARTLAND BANCCORP, an Ohio corporation (“HLAN”), HEARTLAND BANK, an Ohio bank (“Heartland”), GERMAN AMERICAN BANCORP, INC., an Indiana corporation (“GABC”), and GERMAN AMERICAN BANK, an Indiana bank (“German American”).

Recitals

A.           HLAN is a corporation duly organized and existing under Ohio Revised Code Chapter 1701 (“Ohio General Corporation Law”) that is duly registered with the Board of Governors of the Federal Reserve System (“FRB”) as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). HLAN owns all of the outstanding capital stock of Heartland, which is duly organized and existing as a bank under Ohio Revised Code Chapters 1101-1127 (“Ohio Banking Law”) and, as of the date of this Agreement, operates seventeen (17) full service and three (3) limited service banking offices in five (5) counties in Ohio (namely, Delaware, Fairfield, Franklin, Hamilton and Licking) and three (3) full service banking offices in three (3) counties in Kentucky (namely, Kenton, Boone and Campbell). Heartland Insurance Services, LLC, an Ohio limited liability company (“HLAN Insurance”), is a wholly-owned subsidiary of Heartland. TransCounty Title Agency, LLC (“HLAN Title”) is an Ohio limited liability company and wholly-owned by HLAN. Heartland, HLAN Insurance and HLAN Title are referred to as the “HLAN Subsidiaries” herein.

B.            GABC is a corporation duly organized and existing under Indiana Business Corporation Law (“IBCL”) that is duly registered with the FRB as a financial holding company under the BHC Act. GABC owns all of the outstanding capital stock of German American, which is duly organized as a bank under the Indiana Financial Institutions Act (“IFIA”) and, as of the date of this Agreement, operates seventy-six (76) banking offices in nineteen (19) counties in Indiana and fourteen (14) counties in Kentucky. The subsidiaries of GABC listed on Exhibit 21 to GABC’s Annual Report on Form 10-K for the annual period ended December 31, 2023 are referred to as the “GABC Subsidiaries” herein.

C.            The parties desire to effect transactions whereby, in consideration of the issuance of shares of common stock, without par value, of GABC (such shares being hereafter referred to as “GABC Common”) to the shareholders of HLAN in exchange for their shares of common stock, no par value, of HLAN (“HLAN Common”), HLAN will be merged with and into GABC, with GABC continuing as the surviving entity, and, immediately thereafter, Heartland will be merged with and into German American, with German American continuing as the surviving entity (collectively, the Holding Company Merger (defined below) and the Bank Merger (defined below) are the “Mergers”).

D.            For federal income tax purposes, it is intended that the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

Agreements

In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

Article I

TERMS OF THE MERGERS & CLOSING

Section 1.01.      The Holding Company Merger. Pursuant to the terms and provisions of this Agreement, the IBCL, and Ohio General Corporation Law, HLAN shall merge with and into GABC (the “Holding Company Merger”). HLAN shall be the “Merging Corporation” in the Holding Company Merger and its corporate identity and existence, separate and apart from GABC, shall cease on consummation of the Holding Company Merger. GABC shall be the “Surviving Corporation” in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

Section 1.02.      Effect of the Holding Company Merger. The Holding Company Merger shall have all the effects provided with respect to the merger of a foreign corporation with and into an Indiana corporation under the IBCL and all the effects provided with respect to a merger of an Ohio corporation with and into a foreign corporation under the Ohio General Corporation Law.

Section 1.03.      The Holding Company Merger – Conversion of Shares.

(a)           At the time of filing with the Indiana Secretary of State and the Ohio Secretary of State of appropriate Articles/Certificate of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles/Certificate of Merger (the “Effective Time”), all of the shares of HLAN Common that, immediately prior to the Effective Time, are issued and outstanding (except for “Dissenting Shares” as provided in Section 1.03(i) below and shares of HLAN Common held in the HLAN 401(k) Plan (as defined in Section 4.11 below)) shall, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, be converted in accordance with subsection (b) of this Section 1.03 into the right to receive, subject to the provisions set forth in this Agreement, newly-issued shares of GABC Common (together, the Fractional Shares Cash Payment (defined below) and such newly-issued shares of GABC Common are collectively referred to in this Agreement as the “Merger Consideration”).

(b)           Each record holder of HLAN Common (other than Dissenting Shares and shares of HLAN Common held in the HLAN 401(k) Plan) immediately prior to the Effective Time shall be entitled to receive from GABC for each of such holder’s shares of HLAN Common then held of record by such record holder 3.90 (the “Exchange Ratio”) newly-issued shares of GABC Common. Heartland, as the administrator and record holder (through CEDE & Co.) of shares of HLAN Common held in the HLAN 401(k) Plan, shall be entitled to receive from GABC on the business day on which the Effective Time occurs, on behalf of the beneficial owners of shares of HLAN Common held therein, a cash payment equal to the Exchange Ratio (as adjusted pursuant to Section 7.08) multiplied by the greater of: (i) the Average GABC Closing Price (as defined in Section 1.03(c)) or (ii) the closing trading price of GABC Common on the trading day that is the first business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) (the “GABC Closing Date Price”), in exchange for each share of HLAN Common held immediately prior to the Effective Time (the “401(k) Cash Payment”).

(c)           To the extent that the holders of any options to purchase HLAN Common granted by HLAN (“Options”) under the Heartland BancCorp 2016 Stock Option Plan (the “HLAN Stock Option Plan”) are then validly exercisable by the holders thereof but have not been validly exercised on or before the Effective Time (“Cancelled Rights”), and subject to any action required by HLAN’s Board of Directors and any consent required by any holder of a stock option, such Cancelled Rights (i) shall, at the Effective Time, be deemed to have been cancelled and shall no longer be deemed to represent the right to receive shares of HLAN Common on any terms or conditions, and shall not be converted into the right to receive shares of GABC Common or other equity-based consideration pursuant to the Merger, and (ii) shall be deemed at all times at and after the Effective Time to represent only the right to receive, subject to compliance by the holders thereof with this Section 1.03(c), a cash payment in cancellation of the rights of the holders thereof (the “Cancellation Payment”). The Cancellation Payment for each stock option for a share of HLAN Common shall be equal to an amount payable in cash equal to the difference between (i) the Exchange Ratio (as adjusted pursuant to Section 7.08) multiplied by the volume weighted average of the trading prices of GABC Common, rounded to the nearest cent, during the ten (10) consecutive trading days ended on the trading day that is the fourth business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) (the “Average GABC Closing Price”), less (ii) the Option exercise price per share, and less (iii) any applicable withholding taxes (the “Cancellation Amount”). As a condition to its obligation to pay the Cancellation Payment to any holder of Cancelled Rights pursuant to this Section 1.03(c), GABC shall be entitled to require from each such holder an agreement, in form and substance reasonably acceptable to HLAN, agreeing to accept such Cancellation Payment in complete cancellation, satisfaction and release of all claims of such holder in respect thereof (the “Cancellation Agreement”) plus the surrender of the original stock option agreement evidencing such unexercised Options (the “Cancellation Documentation”). It shall be a condition of payment of the Cancellation Payment that the Cancellation Agreement shall be properly executed and that the underlying stock option agreement that evidences the Cancelled Right shall include terms allowing for cancellation and that GABC may withhold from the person requesting such Cancellation Payment, or in the case of transfer taxes such person shall pay to GABC, any required taxes or establish to the reasonable satisfaction of GABC that such tax has been paid or is not subject to withholding by GABC. Subject to the terms and conditions of such Cancellation Agreement, including, without limitation the prior completion of the Holding Company Merger, GABC shall be required to pay promptly, but no later than within five (5) business days after GABC receives reasonably complete Cancellation Agreement and Cancellation Documentation, the Cancellation Amount (with interest at the Federal Funds rate if such payment is delayed more than five (5) business days thereafter) to any such holder upon the delivery of such Cancellation Agreement and Cancellation Documentation to GABC at the principal offices of GABC in Jasper, Indiana, on any trading day after the date on which the Effective Time occurs, subject to applicable unclaimed property laws. If any holder of an Option does not consent to the treatment of his or her Options under this Section 1.03(c), his or her Options will be converted to stock options to purchase the Merger Consideration or the value thereof in accordance with the terms of the applicable HLAN Stock Option Plan.

(d)           The shares of GABC Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of GABC.

(e)           No fractional shares of GABC Common shall be issued and, in lieu thereof, holders of shares of HLAN Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of HLAN Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the Average GABC Closing Price (the “Fractional Shares Cash Payment”).

(f)           At the Effective Time, each share of HLAN Common, if any, held in the treasury of HLAN or by any direct or indirect subsidiary of HLAN (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(g)           At the Effective Time, all of the outstanding shares of HLAN Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of HLAN Common (“Certificates,” it being understood that any reference herein to “Certificates” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of HLAN Common) shall thereafter cease to have any rights with respect to such shares, except: (i) the right of such holders to receive, without interest, the Fractional Shares Cash Payment and the certificates or, at the option of GABC, evidence of shares in book-entry form, representing the shares of GABC Common upon the surrender of such Certificate or Certificates in accordance with Section 1.07; or (ii) the right to receive payment (the “Dissenters Cash Payment”) of the fair value of Dissenting Shares (as defined below) in accordance with the provisions of the Ohio General Corporation Law and Section 1.03(i).

(h)           If (i) GABC shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC Common, or the outstanding shares of GABC Common shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, subdivision, combination, stock split, reverse stock split or other similar change in capitalization, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate and proportionate adjustment or adjustments will be made to the Exchange Ratio to give the holders of HLAN Common the same economic effect as contemplated by this Agreement prior to such event.

(i)            Shares of HLAN Common which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the Ohio General Corporation Law will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive the Dissenters Cash Payment unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the Ohio General Corporation Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of HLAN Common will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. HLAN will give GABC prompt notice of any notices of intent to demand payment received by HLAN with respect to shares of HLAN Common. Prior to the Effective Time, HLAN will not, except with the prior written consent of GABC, make any payment with respect to, or settle or offer to settle, any such demands.

Section 1.04.      The Holding Company Merger – Cancellation of Options. To the extent that, immediately prior to the Effective Time, there are (even though HLAN has represented and warranted pursuant to Section 2.01(e) that there are at the time of this Agreement no such rights, and that none will be created during the term of this Agreement) any outstanding stock options (or warrants or other rights to purchase securities issued by HLAN) (whether to employees or directors of HLAN, Heartland or others) other than the Cancelled Rights that are described by Section 1.03(c) (such rights to purchase or convert, other than the Cancelled Rights, are referred to herein as the “Unscheduled Purchase Rights”), such Unscheduled Purchase Rights shall as of the Effective Time be deemed to be cancelled without consideration (and any and all stock option plans, warrant purchase agreements, or other arrangements under which such Unscheduled Purchase Rights shall have been issued shall at such time be deemed terminated without consideration), and HLAN shall not accept any purported notice of exercise of any such Unscheduled Purchase Right but shall promptly notify GABC of any such purported notice. GABC shall have no obligation to any employee, director, agent or other person claiming by or through HLAN or its predecessor in interest with respect to any claim arising in respect of any such Unscheduled Purchase Right (or plan or arrangement).

Section 1.05.      The Bank Merger. Heartland and HLAN shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the “Bank Merger Agreement” and collectively with this Agreement, the “Plans of Merger”) substantially in the form attached hereto as Exhibit 1.05, to cause Heartland to merge with and into German American (the “Bank Merger”) in accordance with all applicable laws and regulations, effective immediately after the Effective Time after the consummation of the Holding Company Merger.

Section 1.06.      The Closing. The closing of the Mergers (the “Closing”) shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as determined in accordance with Section 1.08.

Section 1.07.      Exchange Procedures; Surrender of Certificates.

(a)           GABC shall appoint Computershare as the exchange agent for the surrender of Certificates formerly representing HLAN Common (other than Dissenting Shares and shares of HLAN Common held in the HLAN 401(k) Plan) in exchange for the Merger Consideration (Computershare is referred to herein as the “Exchange Agent”).

(b)           At least one business day prior to the Effective Time, GABC shall provide to the Exchange Agent the aggregate number of GABC Common and an amount in cash representing the Fractional Shares Cash Payment pursuant to Section 1.03(e) hereto, all of which shall be held by the Exchange Agent in trust for the holders of HLAN Common (collectively, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as set forth in this Section 1.07.

(c)           Within five (5) business days after the date on which the Effective Time occurs, the Exchange Agent shall provide to each record holder of HLAN Common whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GABC may reasonably specify) (each such letter the “Merger Letter of Transmittal”) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Except with respect to Dissenting Shares, promptly after surrender to the Exchange Agent of a Certificate(s) , together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to such surrendering Certificate holder the applicable amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or GABC shall have withheld such other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(d)           No dividends that are otherwise payable on shares of GABC Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of GABC Common until such persons surrender their Certificates and a duly executed Merger Letter of Transmittal. Upon such surrender, there shall be paid to the person in whose name the shares of GABC Common shall be issued any dividends which shall have become payable with respect to such shares of GABC Common (without interest and less the amount of backup withholding, if any, which may be required with respect thereto), between the Effective Time and the time of such surrender.

(e)           If a Certificate or the Cancellation Documentation is lost, stolen or destroyed, as the case may be, then upon the making of an affidavit of that fact by the person claiming such Certificate or Cancellation Documentation to be lost, stolen or destroyed in a form reasonably acceptable to GABC, GABC will issue in exchange for such lost, stolen or destroyed Certificate or Cancellation Documentation the Merger Consideration or the Cancellation Payment, as applicable, with respect to each share of HLAN Common formerly evidenced by the Certificate or with respect to each Option evidenced by the Cancellation Documentation. GABC reserves the right to require that a surety bond on terms and in an amount reasonably satisfactory to GABC be provided to GABC at the expense of the HLAN shareholder or option holder in the event that such shareholder or option holder claims loss of a Certificate or Cancellation Documentation and requests that GABC waive the requirement for surrender of such Certificate or Cancellation Documentation; provided, however, that GABC shall use its best efforts to resolve lost Certificate or Cancellation Documentation issues with HLAN shareholders and option holders to avoid undue expense for shareholders and option holders.

Section 1.08.      The Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned and subject to the satisfaction (or waiver, where applicable) of the conditions set forth in Article VI, the Closing shall take place on the first day of the calendar month (other than a calendar month in which the last day of a calendar quarter occurs) following each of the conditions in Section 6.01(c), Section 6.01(d), Section 6.01(f), Section 6.02(c), Section 6.02(d), and Section 6.02(f) being satisfied or waived, or on such later or earlier date as HLAN and GABC may agree (the “Closing Date”). The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, unless the parties otherwise agree. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, and (ii) the Closing shall be deemed to have taken place at the offices of GABC in Jasper, Indiana, at 12:01 A.M. Eastern Time, on the Closing Date, unless the parties shall mutually otherwise agree.

Section 1.09.      Actions At Closing.

(a)           At the Closing, HLAN shall deliver to GABC:

(i)            certified copies of the articles of incorporation and codes of regulations (including any and all amendments thereto) of HLAN and Heartland, certified copies of the articles of organization and operating agreements of HLAN Insurance and HLAN Title;

(ii)           a certificate signed by the Chief Executive Officer of HLAN, dated as of the Effective Time, stating, to his knowledge and belief, that: (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.01(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of HLAN have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) HLAN and Heartland have performed and complied in all material respects, unless waived by GABC, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

(iii)          certified copies of the resolutions of HLAN’s Board of Directors and shareholders, approving and authorizing the execution of this Agreement and authorizing the consummation of the Holding Company Merger;

(iv)         a certified copy of the resolutions of the Board of Directors of Heartland and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

(v)          a certificate of the Ohio Secretary of State, dated a recent date, stating that HLAN is duly incorporated and existing under Ohio law (or such other good standing language as provided by the Ohio Secretary of State);

(vi)         a certificate of the Ohio Secretary of State, dated a recent date, stating that Heartland is duly incorporated and existing under Ohio law (or such other good standing language as provided by the Ohio Secretary of State);

(vii)         certificates of the Ohio Secretary of State, dated a recent date, stating that HLAN Insurance and HLAN Title are duly organized and existing under Ohio law (or such other good standing language as provided by the Ohio Secretary of State);

(viii)        a certified list of the holders of HLAN Common of record as of the close of business on the business day immediately preceding the Closing Date showing, by holder and in the aggregate, the number of shares of HLAN Common of record as of such time;

(ix)          a certified list of those holders of HLAN Common of record as of the close of business on the business day immediately preceding the Closing Date who are holders of Dissenting Shares and the number of shares of HLAN Common as to which each of them are holding Dissenting Shares; and

(x)           third party consents required to consummate the transactions contemplated in this Agreement as set forth in Section 2.02(e) of the disclosure schedule that has been prepared by HLAN and delivered by HLAN to GABC in connection with the execution and delivery of this Agreement (the “HLAN Disclosure Schedule”).

(b)           At the Closing, GABC shall deliver to HLAN:

(i)           a certificate signed by the Chief Executive Officer of GABC, dated as of the Effective Time, stating, to his knowledge and belief, that: (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.02(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of GABC have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) GABC and German American have performed and complied in all material respects, unless waived by HLAN, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

(ii)           a certified copy of the resolutions of GABC’s Board of Directors and of its shareholders authorizing the execution of this Agreement and the consummation of the Holding Company Merger;

(iii)           a certified copy of the resolutions of German American’s Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger; and

(iv)           a certificate of the Indiana Secretary of State, dated a recent date, stating that GABC is duly incorporated and existing under Indiana law;

(v)           a certificate of the Indiana Secretary of State, dated a recent date, stating that German American is duly incorporated and existing under Indiana law;

(vi)           a certificate of the Indiana Secretary of State, dated a recent date, stating that GABC Insurance and GABC Investment (both defined below) are duly organized and existing under Indiana law; and

(vii)           third party consents required to consummate the transactions contemplated in this Agreement as set forth in Section 3.02(b) of the disclosure schedule that has been prepared by GABC and delivered by GABC to HLAN in connection with the execution and delivery of this Agreement (the “GABC Disclosure Schedule”).

(c)           At the Closing, GABC and HLAN shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles/Certificate of Merger (including the Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL and the IFIA, and the Ohio Secretary of State for filing under the Ohio General Corporation Law and Ohio Banking Law accompanied by the appropriate fees from GABC.

Section 1.10.      Tax Consequences. It is intended that the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income Tax purposes. This Agreement shall be interpreted consistent with that intent. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article II

REPRESENTATIONS AND WARRANTIES OF
HLAN AND HEARTLAND

HLAN and Heartland hereby jointly and severally make the following representations and warranties to GABC and German American with respect to HLAN and the HLAN Subsidiaries:

Section 2.01.      Organization and Capital Stock.

(a)           HLAN is a corporation duly organized and validly existing under the Ohio General Corporation Law and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. HLAN’s only direct wholly-owned subsidiaries are Heartland and HLAN Title, and HLAN Insurance is an indirect wholly-owned subsidiary of HLAN. Except as provided in Schedule 2.01(a) of the HLAN Disclosure Schedule, HLAN is not engaged in any activities that are financial in nature and only permissible for financial holding companies under 12 U.S.C. 1843(k).

(b)           Heartland is an Ohio bank duly organized and validly existing under the Ohio General Corporation Law and Ohio Banking Law and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of Heartland is owned by HLAN. As a member bank, Heartland is subject to primary federal supervision and regulation by the FRB.

(c)           HLAN Title is an Ohio limited liability company duly organized and validly existing under Ohio Revised Code Chapter 1706 (the “Ohio Revised Limited Liability Company Act”) and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding membership interest of HLAN Title is owned by HLAN.

(d)           HLAN Insurance is an Ohio limited liability company duly organized and validly existing under the Ohio Revised Limited Liability Company Act and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding membership interest of HLAN Insurance is owned by Heartland.

(e)           HLAN has authorized twenty million (20,000,000) shares of no par common stock (“HLAN Common,” as previously referenced). As of the date of this Agreement, 2,016,267 shares of HLAN Common are issued and outstanding, and 90,612 shares of HLAN Common are held as treasury stock. All such outstanding shares of HLAN Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of HLAN Common has been issued in violation of any preemptive rights of the current or past shareholders of HLAN or in violation of any applicable federal or state securities laws or regulations. HLAN has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and, except as set forth in Section 2.01(e) of the HLAN Disclosure Schedule, HLAN has no intention or obligation to authorize or issue additional shares of its capital stock.

(f)           Heartland has authorized common stock of 46,659 shares, $10.00 par value per share (“Heartland Common”). As of the date of this Agreement, 46,659 shares of Heartland Common are issued and outstanding. All of such shares of Heartland Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by HLAN. None of the outstanding shares of Heartland Common has been issued in violation of any preemptive rights of the current or past shareholders of Heartland or in violation of any applicable federal or state securities laws or regulations. Except as set forth in Section 2.01(f) of the HLAN Disclosure Schedule, all of the shares of Heartland Common are owned by HLAN free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. Heartland has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other shares of capital stock.

(g)           One hundred percent of the issued and outstanding membership interests of HLAN Title is owned by HLAN. Such membership interests have been duly and validly authorized by all necessary limited liability company action of HLAN Title and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any HLAN Title equity owners. Such membership interests are owned free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. HLAN Title has no membership interests authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other membership interests.

(h)           One hundred percent of the issued and outstanding membership interests of HLAN Insurance is owned by Heartland. Such membership interests have been duly and validly authorized by all necessary limited liability company action of HLAN Insurance and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any HLAN Insurance equity owners. Such membership interests are owned free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. HLAN Insurance has no membership interests authorized, issued or outstanding other than as described in this paragraph of Section 2.01 and has no intention or obligation to authorize or issue any other membership interests.

(i)            There are no shares of capital stock or other equity securities of HLAN or the HLAN Subsidiaries authorized, issued or outstanding (except as set forth in this Section 2.01) and, except as set forth in Section 2.01(i) of the HLAN Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of HLAN or the HLAN Subsidiaries, or contracts, commitments, understandings or arrangements by which HLAN or the HLAN Subsidiaries are or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement). Except for the HLAN Voting Agreement (as defined in Section 2.02(a)), there are no voting agreements, shareholder agreements, proxies or other agreements in effect pursuant to which HLAN or the HLAN Subsidiaries, or any of their respective shareholders, members, securities holders or trustees, has a contractual obligation with respect to the voting or transfer of capital stock or other equity securities of HLAN or the HLAN Subsidiaries.

Section 2.02.      Authorization; No Defaults.

(a)           All of the members of the Board of Directors of HLAN and certain officers of HLAN and Heartland entered into a Voting Agreement, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of HLAN Common in favor of the Holding Company Merger (the “HLAN Voting Agreement”). The Boards of Directors of HLAN and Heartland and the sole shareholder of Heartland have, by all appropriate action, approved this Agreement and the Holding Company Merger or Bank Merger, as applicable and contemplated hereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on HLAN’s or Heartland’s behalf by their respective duly authorized officers and the performance by HLAN and Heartland of their respective obligations hereunder. Prior to the execution of this Agreement, the Board of Directors of HLAN received an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion, dated the same date) of Raymond James & Associates, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of HLAN Common (the “HLAN Fairness Opinion”). Except as provided in Section 2.02(a) of the HLAN Disclosure Schedule, nothing in (i) the Articles of Incorporation or Code of Regulations of HLAN, as amended, or the Articles of Incorporation or Code of Regulations of Heartland, as amended, or (ii) any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which HLAN or Heartland is bound or subject, would prohibit HLAN or Heartland from consummating, or would be violated or breached by HLAN’s or Heartland’s consummation of, this Agreement, the Holding Company Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained, except, in the case of clause (ii) above, for such violations or breaches that would not result in a Material Adverse Effect (as defined below) on HLAN. This Agreement has been duly and validly executed and delivered by HLAN and Heartland and constitutes a legal, valid and binding obligation of HLAN and Heartland, enforceable against HLAN and Heartland in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. No corporate acts or proceedings, other than those already taken and the approval of the Holding Company Merger by the holders of two-thirds of the outstanding shares of HLAN Common and the Bank Merger by HLAN as sole shareholder of Heartland, are required by law to be taken by HLAN or Heartland to authorize the execution, delivery and performance of this Agreement.

(b)           Except as set forth in Section 2.02(b) of the HLAN Disclosure Schedule, none of HLAN or the HLAN Subsidiaries are, nor will they be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, HLAN’s or the HLAN Subsidiaries’ organizational documents, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

(c)           Except as set forth in Section 2.02(c) of the HLAN Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i)  result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of HLAN or the HLAN Subsidiaries; (ii) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which HLAN or the HLAN Subsidiaries is subject or bound, the result of which would have a Material Adverse Effect (as defined below) on HLAN; or (iii) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, HLAN or the HLAN Subsidiaries is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment. For the purpose of this Agreement, a “Material Adverse Effect” means, with respect to HLAN or GABC, as the case may be, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of HLAN and the HLAN Subsidiaries taken as a whole, or GABC and GABC Subsidiaries taken as a whole, as applicable or (ii) would materially impair the ability of HLAN or GABC, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws, rules or regulations (including Pandemic Measures) of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, including changes relating to consumer protection and other compliance requirements, such as fair lending and Bank Secrecy Act/anti money laundering requirements, and regulatory enforcement thereof, (b) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally or changes in tax policies, rules or regulations, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any actions expressly required by this Agreement or that are taken with the prior written consent of the other party hereto in contemplation of the transactions contemplated hereby, (e) changes in the general level of interest rates (including the impact on the securities or loan portfolios of HLAN and Heartland, or GABC and German American, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets (including equity, credit and debt markets) or the banking industry, generally (including any such changes arising out of a Pandemic or any Pandemic Measures), (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any directors, officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to GABC, (g) the impact of the announcement or consummation of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of HLAN and the HLAN Subsidiaries, or GABC and German American, as applicable, (h) hurricanes, earthquakes, tornados, floods or other natural disasters or any outbreak of any disease or other public health event (including a Pandemic) and (i) changes in global, national or regional political conditions (including the occurrence or escalation of any war or military or terrorist attack); provided that in no event shall a change in the trading price of the GABC Common or HLAN Common, as applicable, by itself, be considered to constitute a Material Adverse Effect (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect). As used in this Agreement, the word “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

(d)           Other than the filing of Articles/Certificate of Merger with the Indiana Secretary of State and the Ohio Secretary of State for the Mergers and in connection or in compliance with the banking regulatory approvals contemplated by Section 5.01, federal and state securities laws and the rules and regulations promulgated thereunder and rules of NASDAQ and OTC Markets, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by HLAN or Heartland of the transactions contemplated by this Agreement.

(e)           Other than those filings, authorizations, consents and approvals referenced in Section 2.02(d) above and except as set forth in Section 2.02(e) of the HLAN Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by HLAN or Heartland of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

(f)           Section 2.02(f) of the HLAN Disclosure Schedule contains a description of the business activities of each of the HLAN Subsidiaries, all of which are duly authorized under applicable regulatory law relating to banks or bank holding companies.

Section 2.03.      HLAN Subsidiaries. Except for the ownership of the HLAN Subsidiaries and other matters as disclosed in Section 2.03 of the HLAN Disclosure Schedule, neither HLAN nor Heartland holds (or has held at any time in the last five (5) years) five percent (5%) or more, whether held directly or indirectly, of the issued and outstanding voting securities in any corporation, partnership, limited liability company, joint venture or other business.

Section 2.04.      Financial Information.

(a)           The consolidated balance sheet of HLAN and its subsidiaries as of December 31, 2023 and 2022 and related consolidated statements of income, changes in shareholders’ equity and cash flows for the three (3) years ended December 31, 2023, together with the notes thereto, accompanied by the audit report of HLAN’s independent public auditors, and the consolidated balance sheet of HLAN as of June 30, 2024, and the related consolidated statements of income and cash flows (together, such financial statements are referred to herein as the “HLAN Financial Statements”) have been made available to GABC and German American, have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of HLAN and its consolidated subsidiaries as of the dates and for the periods indicated.

(b)           Except as set forth in Section 2.04(b) of the HLAN Disclosure Schedule, HLAN does not engage in the lending business (except by and through Heartland) or any other business or activity, and does not own any investment securities, in each case, other than that which is incident to its direct ownership of all of the capital stock of Heartland and all of the membership interests of HLAN Title.

(c)           As of the date hereof, each of HLAN and Heartland is “well-capitalized” under applicable regulatory definitions.

Section 2.05.      Absence of Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Mergers-related expenses, or as set forth in the HLAN Disclosure Schedule, since December 31, 2023, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the HLAN Disclosure Schedule, between the period from December 31, 2023 to the date of this Agreement, HLAN and the HLAN Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to HLAN Common (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock or equity interest of HLAN or the HLAN Subsidiaries or, with the exception of the issuance of shares in connection with the exercise of stock options, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for HLAN’s or the HLAN Subsidiaries’ securities.

Section 2.06.      Absence of Agreements with Banking Authorities. Subject to Section 8.04, HLAN and the HLAN Subsidiaries are not subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the Ohio Division of Financial Institutions (“ODFI”), in each case that has been issued, executed or delivered on or after January 1, 2021.

Section 2.07.      Tax Matters.

(a)           Each of HLAN and the HLAN Subsidiaries has timely filed all material Tax Returns (as defined below) that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by HLAN or the HLAN Subsidiaries (whether or not shown on any Tax Return) have been paid. There are no liens for Taxes upon the assets of HLAN or the HLAN Subsidiaries except liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings as described on Section 2.07(a) of the HLAN Disclosure Schedule.

(b)           Except as set forth in Section 2.07(b) of the HLAN Disclosure Schedule, HLAN and the HLAN Subsidiaries have not requested any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business) which request is currently pending or has been granted and is in effect and HLAN and the HLAN Subsidiaries have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax (as defined below) audit, review or other assessment or deficiency, which waiver or extension remains outstanding.

(c)           Within the past three (3) years, no written claim has been made by a Tax Authority (as defined below) in a jurisdiction wherein HLAN or the HLAN Subsidiaries do not file Tax Returns that HLAN or the HLAN Subsidiaries is or may be subject to taxation by that jurisdiction, which claim is unresolved.

(d)           HLAN and the HLAN Subsidiaries have made all withholding of Taxes required to be made under all applicable laws, in connection with any compensation paid to any employee, independent contractor or creditor or other third-party except for such failures to withhold as would not reasonably be expected to have a Material Adverse Effect on HLAN or the HLAN Subsidiaries, and the amounts of such Taxes have been properly and timely paid over to the appropriate Tax Authorities.

(e)           There is no Tax deficiency or claim assessed, proposed, pending or, to the knowledge of HLAN, threatened in writing against HLAN or the HLAN Subsidiaries, except to the extent that adequate liabilities or reserves with respect thereto are accrued by HLAN or the HLAN Subsidiaries in accordance with GAAP and set forth in the HLAN Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 2.07(e) of the HLAN Disclosure Schedule.

(f)           Except as set forth in Section 2.07(f) of the HLAN Disclosure Schedule, neither HLAN nor the HLAN Subsidiaries is party to any Tax sharing agreements or similar agreements with respect to or involving HLAN or the HLAN Subsidiaries (other than Tax sharing provisions that are part of a commercial agreement the principal purpose of which is not Tax).

(g)           Neither HLAN nor any of the HLAN Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(h)           The following capitalized terms are defined for purposes of this Agreement as follows:

(i)           “Governmental Authority” shall mean any local, state, federal or foreign court, regulatory or administrative agency, department, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

(ii)           “Tax” or “Taxes” means all federal, foreign, state, or local income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, social security, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Tax Authority.

(iii)           “Tax Authority” means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

(iv)           “Tax Return” means and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.

Section 2.08.      Absence of Litigation. Except as set forth in Section 2.08 of the HLAN Disclosure Schedule, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of HLAN, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does HLAN have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect on HLAN. Subject to Section 8.04, to the knowledge of HLAN, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to HLAN or the HLAN Subsidiaries as a result of an examination by any regulatory agency or body.

Section 2.09.      Employment Matters.

(a)           Except as disclosed in Section 2.09(a) of the HLAN Disclosure Schedule, each of HLAN and the HLAN Subsidiaries, is not a party to or bound by any contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer or employee that, by its terms, is not terminable by HLAN or the HLAN Subsidiaries, respectively, for any reason or for no reason, on thirty (30) days’ written notice or less without the payment of any amount by reason of such termination.

(b)           HLAN and the HLAN Subsidiaries are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) HLAN and the HLAN Subsidiaries are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA); (ii) there is no unfair labor practice or employment-related complaint against HLAN or the HLAN Subsidiaries pending or, to the knowledge of HLAN, threatened before any state or federal court, the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), the Ohio Civil Rights Commission, Kentucky Commission on Human Rights, the Ohio Department of Commerce (“ODC”), the Kentucky Labor Cabinet (or Kentucky OSH Standards) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of HLAN, threatened against or directly affecting HLAN or the HLAN Subsidiaries; and (iv) neither HLAN nor the HLAN Subsidiaries has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

(c)           Except as disclosed in Section 2.09(c) of the HLAN Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of HLAN or the HLAN Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of their respective employee plans or (iii) result in the acceleration of the time of payment of any such benefit.

(d)           Except as set forth in Section 2.09(d) of the HLAN Disclosure Schedule, all accrued obligations and liabilities of HLAN and the HLAN Subsidiaries, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by HLAN or the HLAN Subsidiaries for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by HLAN or the HLAN Subsidiaries in accordance with generally accepted accounting and actuarial principles. Except as set forth in Section 2.09(d) of the HLAN Disclosure Schedule, all obligations and liabilities of HLAN and the HLAN Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation, including, without limitation, deferred compensation, which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP. All accruals and reserves referred to in this Section 2.09(d) are correctly and accurately reflected and accounted for in the books, statements and records of HLAN and the HLAN Subsidiaries.

Section 2.10.      Reports. Since January 1, 2021, HLAN and the HLAN Subsidiaries have timely filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) FRB, (ii) the FDIC, (iii) the ODFI, and (iv) any other governmental authority with jurisdiction over HLAN or the HLAN Subsidiaries, except for such reports, notices and other statements, the failure of which to file, would not be reasonably likely to result in a Material Adverse Effect on HLAN. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Except as set forth in Section 2.10 of the HLAN Disclosure Schedule, and subject to Section 8.04, there is no unresolved violation with respect to any report or statement filed by, or any examination of, HLAN or the HLAN Subsidiaries.

Section 2.11.      Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Heartland, as reflected in the Heartland Call Reports, are carried on the books of Heartland in accordance with GAAP. Except as set forth in Section 2.11 of the HLAN Disclosure Schedule, Heartland does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

Section 2.12.      Loan Portfolio.

(a)           All loans and discounts shown in the Heartland Call Reports, or which were entered into after December 31, 2023, but before the date of this Agreement, were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Heartland, in accordance in all material respects with Heartland’s lending policies and practices unless otherwise approved by Heartland’s Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, assuming due authorization, execution and delivery thereof by the obligor, in all material respects, enforceable, valid, true and genuine. Heartland has in all material respects complied in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 2.12(a) of the HLAN Disclosure Schedule, Heartland has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. HLAN has no knowledge that any condition of property in which Heartland has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (as defined in Section 2.15) in any material respect or obligates HLAN, or Heartland, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

(b)           Except as set forth in Section 2.12(b) of the HLAN Disclosure Schedule, there is no loan of Heartland in excess of Two Hundred Fifty Thousand Dollars ($250,000) that has been classified by HLAN, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of Heartland in excess of Two Hundred Fifty Thousand Dollars ($250,000) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. Heartland’s report of classified assets and all loans in excess of Two Hundred Fifty Thousand Dollars ($250,000) that the Chief Executive Officer and the Chief Financial Officer of HLAN (collectively, “HLAN’s Management”) have determined to be ninety (90) days or more past due with respect to principal or interest or have placed on nonaccrual status are set forth in the Section 2.12(b) of the HLAN Disclosure Schedule.

(c)           The reserves for credit losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the HLAN Financial Statements are adequate in the judgment of HLAN’s Management and in all material respects consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(d)           Except as set forth in Section 2.12(d) of the HLAN Disclosure Schedule, none of the investments reflected in the HLAN Financial Statements and none of the investments made by HLAN or the HLAN Subsidiaries since December 31, 2023 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of HLAN or the HLAN Subsidiaries to dispose freely of such investment at any time. Except as set forth in Section 2.12(d) of the HLAN Disclosure Schedule, HLAN and the HLAN Subsidiaries are not parties to any repurchase agreements with respect to securities.

Section 2.13.      ERISA.

(a)           Section 2.13 of the HLAN Disclosure Schedule lists all material “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all pension retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements and plans maintained, established, participated in, sponsored, contributed to, or required to be contributed to by HLAN, Heartland or any HLAN ERISA Affiliate (as hereinafter defined) or under which any officer or employee of HLAN or Heartland or an HLAN ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which HLAN, Heartland or any HLAN ERISA Affiliate may have any liability or obligation (referred to individually as a “HLAN Plan” and collectively as the “HLAN Plans,” unless otherwise specifically provided herein). For purposes of this Section 2.13, the term “HLAN ERISA Affiliate” means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with HLAN or Heartland under Section 414 of the Code. Since December 31, 2021, neither HLAN, Heartland nor any HLAN ERISA Affiliate has maintained any “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) or any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the HLAN Disclosure Schedule. Neither HLAN nor Heartland has established, and does not maintain, participate in, sponsor, contribute to, and is not required to contribute to, any other employee benefit policies or practices, aside from the HLAN Plans listed in Section 2.13 of the HLAN Disclosure Schedule.

(b)           As applicable, with respect to each of the HLAN Plans, HLAN has made available to GABC true and complete copies of (i) all HLAN Plan documents (including all amendments and modifications thereof) and in the case of an unwritten HLAN Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three (3) filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such HLAN Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such HLAN Plan; (iv) the three (3) most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2021-30, and any predecessor or successor thereto (“EPCRS”), or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans (vi) copies of all Forms 1094s and 1095s distributed to employees and filed with the IRS within the past three (3) years; (vii) all material non-routine correspondence to or from any governmental agency relating to any such HLAN Plan, (viii) all model COBRA (as hereinafter defined) forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such HLAN Plan; (x) all non-discrimination or other testing results required under the Code with respect to each such HLAN Plan for the three (3) most recent plan years; and (xi) if applicable, the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each such HLAN Plan.

(c)           HLAN and Heartland have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither HLAN nor Heartland has knowledge of any default or violation by any other party to, any Plan. All Plans listed on the HLAN Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on Section 2.13 of the HLAN Disclosure Schedule, each “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”), maintained or contributed to by HLAN and Heartland and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been amended to comply with the latest changes in the law, has received a determination letter from the IRS advising that such HLAN Plan is so qualified (or is entitled to rely on an opinion letter from the IRS), and nothing has occurred that could adversely affect the qualification of such HLAN Plan and no such determination letter (or an opinion letter from the IRS) received with respect to any HLAN Plan has been revoked, nor, to the knowledge of HLAN, is it reasonably expected that any such letter would be revoked. Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, neither HLAN nor Heartland has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; (iii) has engaged in any prohibited transaction; or (iv) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

(d)           Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, each HLAN Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without additional liability to HLAN or Heartland (other than ordinary benefit claims and administration expenses). Except for the costs of termination, neither HLAN nor Heartland would have any liability or contingent liability if any Plan (including without limitation the payment by HLAN or Heartland of premiums for health care coverage for active employees or retirees, or the spouses or other family members of such active employees or retirees) were terminated or if HLAN or Heartland were to cease its participation therein. Except as disclosed in the HLAN Disclosure Schedule, neither HLAN nor Heartland nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees or the spouses or other family members of such employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by HLAN or Heartland at their discretion at any time without further obligation.

(e)           Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, in the case of each HLAN Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such HLAN Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a termination basis, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

(f)            On a timely basis, HLAN and Heartland have made all contributions or payments to or under each HLAN Plan as required pursuant to each such HLAN Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such HLAN Plans, which have not been made because they are not yet due.

(g)           Except as provided in the Section 2.13 of the HLAN Disclosure Schedule, no HLAN Plan has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(h)           Neither HLAN nor Heartland has ever contributed to or is obligated to contribute under any “multiemployer plan” (as defined in Section 3(37) of ERISA). Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, neither HLAN nor Heartland has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 2.13 of the HLAN Disclosure Schedule, none of the HLAN Plans is a multiple employer plan (as defined in Section 413(c) of the Code) and neither HLAN nor Heartland has participated in or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code). None of the HLAN Plans is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(i)            HLAN and Heartland have complied in all material respects with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Family and Medical Leave Act of 1993, as amended, and any similar provisions of state law applicable to their employees, to the extent so required. Neither HLAN nor Heartland has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA or any state law governing health care coverage or extension. Except as listed in Section 2.13 of the HLAN Disclosure Schedule, neither HLAN nor Heartland provides or is obligated to provide health or welfare benefits to any current or future retired or former employee, or the spouse or other family member of such retired or former employee, other than any benefits required to be provided under COBRA. Each HLAN Plan is in material compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), to the extent applicable.

(j)            There are no pending audits or investigations by any governmental agency involving the HLAN Plans, and to HLAN’s knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the HLAN Plans), suits or proceedings involving any HLAN Plan, any fiduciary thereof or service provider thereto.

(k)           Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any HLAN Plan sponsored or contributed to by HLAN or Heartland. Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, no HLAN Plan provides for “parachute payments” within the meaning of Section 280G of the Code. Except as disclosed in Section 2.13 of the HLAN Disclosure Schedule, neither HLAN nor any of the HLAN Subsidiaries has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law).

(l)            All Options have been granted, maintained and administered in such manner that they are exempt from the application of Section 409A of the Code. Neither HLAN nor Heartland has any liability or obligation to provide any gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

(m)           With respect to the 401(k) Plan, except as set forth in Section 2.13 of the HLAN Disclosure Schedule: (i) the 401(k) Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the 401(k) Plan has been maintained and operated in compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder; and (iii) all contributions required by such plan have been made or will be made on a timely basis.

Section 2.14.      Title to Properties; Insurance. Each of HLAN and the HLAN Subsidiaries own good, marketable and indefeasible fee simple title to all real properties reflected on the HLAN Financial Statements as being owned by such entities and used by HLAN or the HLAN Subsidiaries in their respective businesses (collectively, the “Fee Real Estate”), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the HLAN Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the Fee Real Estate). A list and description of the locations of all Fee Real Estate are set forth in Section 2.14(i) of the HLAN Disclosure Schedule. Except as otherwise disclosed to GABC, the Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. To the knowledge of HLAN, no portion of the Fee Real Estate is operated as a nonconforming use under applicable zoning codes. To the knowledge of HLAN, no portion of the Fee Real Estate is located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency (“FEMA”) or an area which is inundated by a “100 year” flood as provided by any Governmental Authority. All material leasehold interests used by HLAN and Heartland in their respective operations (collectively, the “Leased Real Estate” and, together with the Fee Real Estate, the “Real Estate”) are held pursuant to lease agreements (collectively, the “Leases”) which are valid and enforceable in accordance with their terms. True, complete and correct copies of the Leases have been made available to GABC, and a list of the Leases are set forth in Section 2.14(ii) of the HLAN Disclosure Schedule. To the knowledge of HLAN, there is no breach or default in any material respect by any party under any Lease that is currently outstanding, and no party to any Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Estate is subject to any sublease or grant to any person of any right to the use, occupancy or enjoyment of the property or any portion thereof. Except as set forth in Section 2.14(iii) of the HLAN Disclosure Schedule, no consent under any Lease is required in connection with the transactions contemplated by this Agreement. To the knowledge of HLAN, the Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of HLAN, threatened with respect to the Real Estate. All licenses and permits necessary for the occupancy and use of the Real Estate for the current use of the Real Estate have been obtained and are in full force and effect, except for such licenses and permits, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. HLAN and the HLAN Subsidiaries have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by HLAN or the HLAN Subsidiaries in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to HLAN’s or the HLAN Subsidiaries’ ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by HLAN or the HLAN Subsidiaries are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

Section 2.15.      Environmental Matters.

(a)           As used in this Agreement, “Environmental Laws” means all local, state and federal environmental laws and regulations in all jurisdictions in which HLAN or the HLAN Subsidiaries has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Toxic Substances Control Act.

(b)           Except as set forth in Section 2.15(b) of the HLAN Disclosure Schedule, to the knowledge of HLAN, neither (i) the conduct by HLAN or the HLAN Subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by HLAN or the HLAN Subsidiaries nor, (iii) the condition of any property currently or previously held by HLAN or the HLAN Subsidiaries, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) HLAN or the HLAN Subsidiaries to materially remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. HLAN and the HLAN Subsidiaries have not received any written notice from any person or entity that HLAN or the HLAN Subsidiaries, or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

Section 2.16.      Compliance with Law. HLAN and the HLAN Subsidiaries have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of HLAN’s Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on HLAN. HLAN and the HLAN Subsidiaries each have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all respects with all applicable laws and regulations, except, in each case, as would not be reasonably likely to result in a Material Adverse Effect on HLAN. The offer of HLAN Common pursuant to the Options that are presently outstanding and the sales of HLAN Common pursuant to such Options that have occurred, have been and will be either registered or qualified under the Securities Act of 1933, as amended (the “1933 Act”), and the securities laws of all states or other jurisdictions that may be applicable, or have been exempt from such registration and qualification requirements. Subject to Section 8.04, HLAN and the HLAN Subsidiaries are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of HLAN and the HLAN Subsidiaries. Subject to Section 8.04, Heartland has not received any notice of enforcement actions or criticisms since January 1, 2020 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Subject to Section 8.04, HLAN has not received any notice of enforcement actions or criticisms since January 1, 2020, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to HLAN. Heartland received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. To the knowledge of HLAN, there is no fact or circumstance or set of facts or circumstances that would cause Heartland to fail to comply with such provisions or cause the CRA rating of Heartland to fall below satisfactory.

Section 2.17.      Brokerage.  Except for HLAN’s and Heartland’s arrangement with Raymond James & Associates, Inc., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by HLAN or the HLAN Subsidiaries.

Section 2.18.      Material Contracts. Except as set forth in Section 2.18 of the HLAN Disclosure Schedule, each of HLAN or the HLAN Subsidiaries is not a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the Federal Home Loan Bank Board (FHLBB) and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) annually, or for the performance of services over a period of more than thirty (30) days and involving an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) annually; (vi) joint venture or partnership agreement or arrangement; (vii) contract, arrangement or understanding with any present or former agent, consultant, representative, broker, adviser, finder, or business intermediary that, by its terms, is not terminable by HLAN or the HLAN Subsidiaries, respectively, for any reason or for no reason, (A) in the case of such a person who has (or at the time of the entry into such a binding commitment had) no material relationship with any past or present officer, employee, shareholder, or director of HLAN or the HLAN Subsidiaries, without the payment of any amount greater than Twenty-Five Thousand Dollars ($25,000) (in any one instance) or Fifty Thousand Dollars ($50,000) (in the aggregate), or (B) in the case of such a person who has or had such a material relationship, without the payment by reason of such termination of any amount; (viii) contract, arrangement or other commitment with any termination fees, deconversion fees, liquidated damages, upfront payment recapture fees, and other similar costs, fees and expenses, payable upon the termination thereof in an amount which exceeds One Hundred Thousand Dollars ($100,000); or (ix) material contract, agreement or other commitment not made in the ordinary course of business.

Section 2.19.      Compliance with Americans with Disabilities Act. (a) To HLAN’s knowledge, HLAN and the HLAN Subsidiaries and their respective properties (including those held by any of them in a fiduciary capacity) are in material compliance with all applicable provisions of the Americans with Disabilities Act (the “ADA”), and (b) no action under the ADA against HLAN or the HLAN Subsidiaries, or any of their properties, has been initiated nor, to HLAN’s knowledge, has been threatened or contemplated.

Section 2.20.      Absence of Undisclosed Liabilities. Except as set forth in Section 2.20 of the HLAN Disclosure Schedule, HLAN and the HLAN Subsidiaries do not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the HLAN Financial Statements, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than One Hundred Thousand Dollars ($100,000) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2023 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on HLAN, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and(e) unfunded loan commitments made in the ordinary course of the Heartland’s business consistent with past practices.

Section 2.21.      Deposit Insurance. The deposits of Heartland are insured by the Federal Deposit Insurance Corporation (“FDIC”) in accordance with the Federal Deposit Insurance Act (the “FDI Act”), and Heartland has paid all premiums and assessments with respect to such deposit insurance.

Section 2.22.      Absence of Defaults. HLAN and the HLAN Subsidiaries are not in violation of its respective organizational documents or to the knowledge of HLAN in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to HLAN’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for violations and defaults which would not have a Material Adverse Effect on HLAN.

Section 2.23.      Tax and Regulatory Matters. Neither HLAN nor any of the HLAN Subsidiaries has taken nor agreed to take any action or has any knowledge of any fact or circumstance that would (a) reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

Section 2.24.      Securities Law Compliance. Shares of HLAN Common are quoted on the OTCQX Market under the symbol “HLAN”. HLAN has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating to the issuance and sale of HLAN Common. HLAN represents that the preceding sentence also applies to shares of HLAN Common held in the HLAN 401(k) Plan (as defined in Section 4.11).

Section 2.25.      Shareholder Rights Plan. Other than any provisions in its Articles of Incorporation and Code of Regulations which may be deemed to have an anti-takeover effect, HLAN does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of HLAN or Heartland or which may be considered an anti-takeover mechanism.

Section 2.26.      Indemnification Agreements. Except as set forth in Section 2.26 of the HLAN Disclosure Schedule, HLAN or the HLAN Subsidiaries is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the organizational documents of HLAN or the HLAN Subsidiaries.

Section 2.27.      Statements True and Correct. To the knowledge of HLAN, none of the information supplied or to be supplied by HLAN or Heartland for inclusion in any documents to be filed with the FRB, the ODFI, the Indiana Department of Financial Institutions (“IDFI”), the FDIC, the Securities and Exchange Commission (“SEC”) or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 2.28.      HLAN’s Knowledge. With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of HLAN” or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of HLAN or the HLAN Subsidiaries shall be considered to be within the knowledge of HLAN.

Article III

REPRESENTATIONS AND WARRANTIES OF
GABC AND GERMAN AMERICAN

GABC and German American hereby jointly and severally make the following representations and warranties to HLAN and Heartland with respect to GABC and the GABC Subsidiaries:

Section 3.01.      Organization and Capital Stock.

(a)           GABC is an Indiana corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. GABC’s only direct and indirect wholly-owned subsidiaries are the GABC Subsidiaries. GABC’s primary operating subsidiaries are German American, German American Insurance, Inc. (“GABC Insurance”) and German American Investment Services, Inc. (“GABC Investment”).

(b)           German American is an Indiana bank duly organized and validly existing under the IFIA and the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of German American is owned by GABC. As a nonmember bank, German American is subject to primary federal supervision and regulation by the FDIC.

(c)           GABC Insurance is an Indiana corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of GABC Insurance is owned by German American.

(d)           GABC Investment an Indiana corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of GABC Investment is owned by German American.

(e)           GABC has authorized capital stock of (i) 45,000,000 shares of GABC Common, no par value, of which, as of the date of this Agreement, 29,679,466 shares were issued and outstanding, and (ii) 750,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of GABC Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of GABC Common has been issued in violation of any preemptive rights of the current or past shareholders of GABC or in violation of any applicable federal or state securities laws or regulations. GABC has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 3.01 and, except as set forth in Section 3.01 of the GABC Disclosure Schedule, GABC has no intention or obligation to authorize or issue additional shares of its capital stock.

(f)           German American has authorized common stock of 674,725 shares, $10.00 par value per share (“German American Common”). As of the date of this Agreement, 674,725 shares of German American Common are issued and outstanding. All of such shares of German American Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by GABC. None of the outstanding shares of German American Common has been issued in violation of any preemptive rights of the current or past shareholders of German American or in violation of any applicable federal or state securities laws or regulations. All of the shares of German American Common are owned by GABC free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. German American has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 3.01 and has no intention or obligation to authorize or issue any other shares of capital stock.

(g)           One hundred percent of the issued and outstanding shares of common stock of GABC Insurance (“GABC Insurance Common”) is owned by German American. All of such shares of GABC Insurance Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by German American. None of the outstanding shares of GABC Insurance Common have been issued in violation of any preemptive rights of the current or past shareholders of GABC Insurance or in violation of any applicable federal or state securities laws or regulations. All of the shares of GABC Insurance Common are owned by German American free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. GABC Insurance has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 3.01 and has no intention or obligation to authorize or issue any other shares of capital stock.

(h)           One hundred percent of the issued and outstanding shares of common stock of GABC Investment (“GABC Investment Common”) is owned by German American. All of such shares of GABC Investment Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by German American. None of the outstanding shares of GABC Investment Common have been issued in violation of any preemptive rights of the current or past shareholders of GABC Investment or in violation of any applicable federal or state securities laws or regulations. All of the shares of GABC Investment Common are owned by German American free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. GABC Investment has no capital stock authorized, issued or outstanding other than as described in this paragraph of Section 3.01 and has no intention or obligation to authorize or issue any other shares of capital stock.

(i)           The shares of GABC Common that are to be issued to the holders of HLAN Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

(j)           There are no shares of capital stock or other equity securities of GABC, German American, GABC Insurance or GABC Investment authorized, issued or outstanding (except as set forth in this Section 3.01) and, except as set forth in Section 3.01 of the GABC Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of GABC, German American, GABC Insurance or GABC Investment, or contracts, commitments, understandings or arrangements by which GABC, German American, GABC Insurance or GABC Investment are or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement). Except for the GABC Voting Agreement, there are no voting agreements, shareholder agreements, proxies or other agreements in effect pursuant to which GABC or the GABC Subsidiaries, or any of their respective shareholders, members, securities holders or trustees, has a contractual obligation with respect to the voting or transfer of capital stock or other equity securities of GABC or the GABC Subsidiaries.

(k)           With respect to the GABC Subsidiaries other than German American, GABC Insurance and GABC Investment, which are addressed above, GABC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each such other GABC Subsidiary free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto, and all of such shares or equity ownership interests are duly and validly issued and outstanding and are fully paid and nonassessable, and there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of such other GABC Subsidiary, or contracts, commitments, understandings or arrangements by which such other GABC Subsidiary is or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement).

Section 3.02.      Authorization; No Defaults.

(a)           All of the members of the Board of Directors of GABC entered into a Voting Agreement, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of GABC Common in favor of the Holding Company Merger (the “GABC Voting Agreement”). The Boards of Directors of GABC and German American and the sole shareholder of German American have, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on GABC’s and German American’s behalf, as applicable, by their respective duly authorized officers and the performance by each such entity of its obligations hereunder. Prior to the execution of this Agreement, the Board of Directors of GABC received an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to GABC (the “GABC Fairness Opinion”). Nothing in (i) the Articles of Incorporation or Bylaws of GABC or German American, as amended, or (ii) any other material agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit GABC or German American from consummating, or would be violated or breached by GABC or German American’s consummation of, this Agreement and the Mergers and other transactions contemplated herein on the terms and conditions herein contained, except (in the case of clause (ii) above) for such violations or breaches that would not result in a Material Adverse Effect on GABC. This Agreement has been duly and validly executed and delivered by GABC and German American and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles. No other corporate acts or proceedings, other than those already taken and the approval of the Holding Company Merger by the holders of a majority of the outstanding shares of GABC Common and the Bank Merger by GABC as sole shareholder of German American, are required by law to be taken by GABC or German American to authorize the execution, delivery and performance of this Agreement.

(b)           Except as set forth in Section 3.02(b) of the GABC Disclosure Schedule, none of GABC or the GABC Subsidiaries are, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, GABC or the GABC Subsidiaries’ articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

(c)           Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i)  result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of GABC or the GABC Subsidiaries; (ii) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which GABC or the GABC Subsidiaries is subject or bound, the result of which would have a Material Adverse Effect on GABC; or (iii) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, GABC or the GABC Subsidiaries is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

(d)           Other than the filing of Articles/Certificate of Merger with the Indiana Secretary of State and the Ohio Secretary of State for the Mergers and in connection or in compliance with the banking regulatory approvals contemplated by Section 5.01, federal and state securities laws and the rules and regulations promulgated thereunder, including the SEC’s order declaring effective GABC’s registration statement under the 1933 Act with respect to the Holding Company Merger, and rules of NASDAQ and OTC Markets, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by GABC or German American of the transactions contemplated by this Agreement.

(e)           Other than those filings, authorizations, consents and approvals referenced in Section 3.02(d) above and except as set forth in Section 3.02(b) of the GABC Disclosure Schedule no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by GABC or German American of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

Section 3.03.      GABC Subsidiaries. Except for the ownership of the GABC Subsidiaries and other matters as disclosed in Section 3.03 of the GABC Disclosure Schedule, neither GABC nor German American holds (or has held at any time in the last five (5) years) five percent (5%) or more, whether held directly or indirectly, of the issued and outstanding voting securities in any corporation, partnership, limited liability company, joint venture or other business.

Section 3.04.      Financial Information.

(a)           The consolidated balance sheet of GABC and its subsidiaries as of December 31, 2023 and 2022 and related consolidated statements of income, changes in shareholders’ equity and cash flows for the three (3) years ended December 31, 2023, together with the notes thereto, included in GABC’s Annual Report on Form 10-K for the annual period then ended (the “10-K”), the consolidated balance sheet of GABC as of March 31, 2024, and related consolidated statements of income and cash flows included in GABC’s Quarterly Report on Form 10-Q for the quarterly period then ended (the “10-Q”), and the consolidated balance sheet of GABC as of June 30, 2024, and related consolidated statements of income included in GABC’s Current Report on Form 8-K filed with the SEC on July 29, 2024 (the “8-K”) (together, the financial statements included in the 10-K, the 10-Q, and the 8-K are referred to herein as the “GABC Financial Statements”) have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of GABC and its consolidated subsidiaries as of the dates and for the periods indicated.

(b)           GABC does not engage in the lending business (except by and through German American) or any other business or activity, and does not own any investment securities, in each case, other than that which is incident to its ownership of all of the capital stock of the GABC Subsidiaries.

Section 3.05.      Absence of Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Mergers-related expenses, or as set forth in Section 3.05 of the GABC Disclosure Schedule, since December 31, 2023, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Between the period from December 31, 2023 to the date of this Agreement, GABC and the GABC Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to GABC Common (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock or equity interest of GABC or the GABC Subsidiaries or, with the exception of the issuance of shares in connection with the exercise of stock options, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for GABC’s or the GABC Subsidiaries’ securities.

Section 3.06.      Tax Matters.

(a)           Each of GABC and the GABC Subsidiaries has timely filed all material Tax Returns that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by GABC or the GABC Subsidiaries (whether or not shown on any Tax Return) have been paid. There are no liens for Taxes upon the assets of GABC or the GABC Subsidiaries except liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings as described on Section 3.06(a) of the GABC Disclosure Schedule.

(b)           GABC and the GABC Subsidiaries have not requested any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business) which request is currently pending or has been granted and is in effect and GABC and the GABC Subsidiaries have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax audit, review or other assessment or deficiency, which waiver or extension remains outstanding.

(c)           Within the past three (3) years, no written claim has been made by a Tax Authority in a jurisdiction wherein GABC or the GABC Subsidiaries do not file Tax Returns that GABC or the GABC Subsidiaries is or may be subject to taxation by that jurisdiction, which claim is unresolved.

(d)           GABC and the GABC Subsidiaries have made all withholding of Taxes required to be made under all applicable laws, in connection with any compensation paid to any employee, independent contractor or creditor or other third-party except for such failures to withhold as would not reasonably be expected to have a Material Adverse Effect on GABC or the GABC Subsidiaries, and the amounts of such Taxes have been properly and timely paid over to the appropriate Tax Authorities.

(e)           There is no Tax deficiency or claim assessed, proposed, pending or, to the knowledge of GABC, threatened in writing against GABC or the GABC Subsidiaries, except to the extent that adequate liabilities or reserves with respect thereto are accrued by GABC or the GABC Subsidiaries in accordance with GAAP and set forth in the GABC Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 3.06(e) of the GABC Disclosure Schedule.

(f)           Neither GABC nor any of the GABC Subsidiaries is party to any Tax sharing agreements or similar agreements with respect to or involving GABC or the GABC Subsidiaries (other than Tax sharing provisions that are part of a commercial agreement the principal purpose of which is not Tax).

(g)           Neither GABC nor any of the GABC Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

Section 3.07.      Reports.

(a)           Since January 1, 2021, GABC and the GABC Subsidiaries have timely filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the IDFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over GABC or the GABC Subsidiaries, except for such reports, notices and other statements, the failure of which to file, would not be reasonably likely to result in a Material Adverse Effect on GABC. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Except as set forth in Section 3.07 of the GABC Disclosure Schedule, and subject to Section 8.04, there is no unresolved violation with respect to any report or statement filed by, or any examination of, GABC or the GABC Subsidiaries.

(b)           GABC has filed all reports and other documents required to be filed under the 1933 Act and the Securities and Exchange Act of 1934 (the “1934 Act”) required to be filed by it (collectively, the “SEC Reports”), except for such reports, notices and other statements, the failure of which to file, would not be reasonably likely to result in a Material Adverse Effect on GABC. All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. GABC has made available to HLAN copies of all comment letters received by GABC from the SEC since January 1, 2021 relating to the SEC Reports, together with all written responses of GABC thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by GABC, and to the knowledge of GABC, none of the SEC Reports is the subject of any ongoing review by the SEC.

Section 3.08.      Absence of Litigation. Except as set forth in Section 3.08 of the GABC Disclosure Schedule, there are no claims of any kind, nor any action, suits, proceedings, arbitrations, or investigations pending or, to the knowledge of GABC, threatened, in any court or before any government agency or body, arbitration panel or otherwise (nor does GABC have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect on GABC or which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed. Subject to Section 8.04, to the knowledge of GABC, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to GABC or the GABC Subsidiaries as a result of an examination by any regulatory agency or body.

Section 3.09.      Absence of Agreements with Banking Authorities. Subject to Section 8.04, GABC and the GABC Subsidiaries are not subject to any order (other than orders applicable to bank holding companies or banks generally), or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including, without limitation the FDIC, the IDFI, and the FRB, in each case that has been issued, executed or delivered on or after January 1, 2021.

Section 3.10.      Employment Matters.

(a)           GABC and the GABC Subsidiaries are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) GABC and the GABC Subsidiaries are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the FLSA; (ii) there is no unfair labor practice or employment-related complaint against GABC or the GABC Subsidiaries pending or, to the knowledge of GABC, threatened before any state or federal court, the NLRB, the EEOC, the Indiana Civil Rights Commission, Kentucky Commission on Human Rights, the Indiana Economic Development Corporation, the Kentucky Labor Cabinet (or Kentucky OSH) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of GABC, threatened against or directly affecting GABC or the GABC Subsidiaries; and (iv) neither GABC nor the GABC Subsidiaries has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

(b)           Neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of GABC or the GABC Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of their respective employee plans or (iii) result in the acceleration of the time of payment of any such benefit.

(c)           All accrued obligations and liabilities of GABC and the GABC Subsidiaries, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by GABC or the GABC Subsidiaries for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by GABC or the GABC Subsidiaries in accordance with generally accepted accounting and actuarial principles. All obligations and liabilities of GABC and the GABC Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation, including, without limitation, deferred compensation, which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP. All accruals and reserves referred to in this Section 3.10(c) are correctly and accurately reflected and accounted for in the books, statements and records of GABC and the GABC Subsidiaries.

Section 3.11.      Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by German American, as reflected in the German American Call Reports, are carried on the books of German American in accordance with GAAP. German American does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

Section 3.12.      Loan Portfolio.

(a)           All loans and discounts shown in the German American Call Reports, or which were entered into after December 31, 2023, but before the Closing Date, were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of German American, in accordance in all material respects with German American’s lending policies and practices unless otherwise approved by German American’s Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, assuming due authorization, execution and delivery thereof by the obligor, in all material respects, enforceable, valid, true and genuine. German American has in all material respects complied in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 3.12(a) of the GABC Disclosure Schedule, German American has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. GABC has no knowledge that any condition of property in which German American has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws in any material respect or obligates GABC, or German American, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

(b)           Except as included within the amounts disclosed in the 10-K or 10-Q, or as set forth in Section 3.12(b) of the GABC Disclosure Schedule, there is no loan of German American in excess of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) that has been classified by GABC, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” nor is there any loan of German American in excess of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. German American’s report of classified assets and all loans in excess of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) that the Chief Executive Officer and the Chief Financial Officer of GABC (collectively, “GABC’s Management”) have determined to be ninety (90) days or more past due with respect to principal or interest or have placed on nonaccrual status are included within the amounts disclosed in the 10-K and 10-Q, or are otherwise set forth in Section 3.12(b) of the GABC Disclosure Schedule.

(c)           The reserves for credit losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the GABC Financial Statements are adequate in the judgment of GABC’s Management and in all material respects consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(d)           Except as set forth in Section 3.12(d) of the GABC Disclosure Schedule, none of the investments reflected in the GABC Financial Statements and none of the investments made by GABC or the GABC Subsidiaries since December 31, 2023 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of GABC or the GABC Subsidiaries to dispose freely of such investment at any time. Except as set forth in Section 3.12(d) of the GABC Disclosure Schedule, GABC and the GABC Subsidiaries are not parties to any repurchase agreements with respect to securities.

Section 3.13.      ERISA.

(a)           Section 3.13 of the GABC Disclosure Schedule lists all material “employee benefit plans,” as defined in Section 3(3) of ERISA and all pension retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements and plans maintained, established, participated in, sponsored, contributed to, or required to be contributed to by GABC, German American or any GABC ERISA Affiliate (as hereinafter defined) or under which any officer or employee of GABC or German American or a GABC ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which GABC, German American or any GABC ERISA Affiliate may have any liability or obligation (referred to individually as a “GABC Plan” and collectively as the “GABC Plans,” unless otherwise specifically provided herein). For purposes of this Section 3.13, the term “GABC ERISA Affiliate” means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with GABC or German American under Section 414 of the Code. Since December 31, 2021, neither GABC, German American nor any GABC ERISA Affiliate has maintained any “employee welfare benefit plan” or any “employee pension benefit plan” except for those GABC Plans listed on the GABC Disclosure Schedule. Neither GABC nor German American has established, and does not maintain, participate in, sponsor, contribute to, and is not required to contribute to, any other employee benefit policies or practices, aside from the GABC Plans listed in Section 3.13 of the GABC Disclosure Schedule.

(b)           As applicable, with respect to each of the GABC Plans, GABC has made available to HLAN true and complete copies of (i) all GABC Plan documents (including all amendments and modifications thereof) and in the case of an unwritten GABC Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three (3) filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such GABC Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such GABC Plan; (iv) the three (3) most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2021-30, and any predecessor or successor thereto (“EPCRS”), or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans; (vi) copies of all Forms 1094s and 1095s distributed to employees and filed with the IRS within the past three (3) years; (vii) all material non-routine correspondence to or from any governmental agency relating to any such GABC Plan; (viii) all model COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such GABC Plan; (x) all non-discrimination or other testing results required under the Code with respect to each such GABC Plan for the three (3) most recent plan years; and (xi) if applicable, the most recent IRS determination or opinion letter issued with respect to each such GABC Plan.

(c)           GABC and German American have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither GABC nor German American has knowledge of any default or violation by any other party to, any GABC Plan. All GABC Plans listed on the GABC Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on Section 3.13 of the GABC Disclosure Schedule, each Pension Plan, maintained or contributed to by GABC and German American and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been amended to comply with the latest changes in the law, has received a determination letter from the IRS advising that such GABC Plan is so qualified (or is entitled to rely on an opinion letter from the IRS), and nothing has occurred that could adversely affect the qualification of such GABC Plan and no such determination letter (or an opinion letter from the IRS) received with respect to any GABC Plan has been revoked, nor, to the knowledge of GABC, is it reasonably expected that any such letter would be revoked. Except as disclosed in Section 3.13 of the GABC Disclosure Schedule, neither GABC nor German American has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; (iii) has engaged in any prohibited transaction; or (iv) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

(d)           Except as disclosed in Section 3.13 of the GABC Disclosure Schedule, each GABC Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without additional liability to GABC or German American (other than ordinary benefit claims and administration expenses).

(e)           Except as disclosed in Section 3.13 of the GABC Disclosure Schedule, in the case of each GABC Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such GABC Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a termination basis, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

(f)           On a timely basis, GABC and German American have made all contributions or payments to or under each GABC Plan as required pursuant to each such GABC Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such GABC Plans, which have not been made because they are not yet due.

(g)           Except as provided in the Section 3.13 of the GABC Disclosure Schedule, no GABC Plan has ever acquired or held any “employer security” or “employer real property.”

(h)           Neither GABC nor German American has ever contributed to or is obligated to contribute under any “multiemployer plan.” Except as disclosed in Section 3.13 of the GABC Disclosure Schedule, neither GABC nor German American has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 3.13 of the GABC Disclosure Schedule, none of the GABC Plans is a multiple employer plan and neither GABC nor German American has participated in or been obligated to contribute to a multiple employer plan. None of the GABC Plans is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(i)           GABC and German American have complied in all material respects with all requirements of COBRA, the Family and Medical Leave Act of 1993, as amended, and any similar provisions of state law applicable to their employees, to the extent so required. Neither GABC nor German American has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA or any state law governing health care coverage or extension. Except as listed in Section 3.13 of the GABC Disclosure Schedule, neither GABC nor German American provides or is obligated to provide health or welfare benefits to any current or future retired or former employee, or the spouse or other family member of such retired or former employee, other than any benefits required to be provided under COBRA. Each GABC Plan is in material compliance with the Affordable Care Act, to the extent applicable.

(j)           There are no pending audits or investigations by any governmental agency involving the GABC Plans, and to GABC’s knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the GABC Plans), suits or proceedings involving any GABC Plan, any fiduciary thereof or service provider thereto.

(k)           Neither HLAN nor Heartland has any liability or obligation to provide any gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

(l)           With respect to the German American Bancorp, Inc. 401(k) Savings Plan (the “German American 401(k) Plan”), except as set forth in Section 3.13(l) of the GABC Disclosure Schedule: (i) the German American 401(k) Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the German American 401(k) Plan has been maintained and operated in compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder; and (iii) all contributions required by such plan have been made or will be made on a timely basis.

Section 3.14.      Title to Properties; Insurance.      Each of GABC and the GABC Subsidiaries own good, marketable and indefeasible fee simple title to all real properties reflected on the GABC Financial Statements as being owned by such entities and used by GABC or the GABC Subsidiaries in their respective businesses (collectively, the “GABC Fee Real Estate”), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the GABC Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the GABC Fee Real Estate). Except as otherwise disclosed to HLAN, the GABC Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. To the knowledge of GABC, no portion of the GABC Fee Real Estate is operated as a nonconforming use under applicable zoning codes. To the knowledge of GABC, no portion of the GABC Fee Real Estate is located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by FEMA or an area which is inundated by a “100 year” flood as provided by any Governmental Authority. All material leasehold interests used by GABC and German American in their respective operations (collectively, the “GABC Leased Real Estate” and, together with the Fee Real Estate, the “GABC Real Estate”) are held pursuant to lease agreements (collectively, the “GABC Leases”) which are valid and enforceable in accordance with their terms. To the knowledge of GABC, there is no breach or default in any material respect by any party under any GABC Lease that is currently outstanding, and no party to any GABC Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the GABC Leased Real Estate is subject to any sublease or grant to any person of any right to the use, occupancy or enjoyment of the property or any portion thereof. No consent under any GABC Lease is required in connection with the transactions contemplated by this Agreement. To the knowledge of GABC, the GABC Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of GABC, threatened with respect to the GABC Real Estate. All licenses and permits necessary for the occupancy and use of the GABC Real Estate for the current use of the GABC Real Estate have been obtained and are in full force and effect, except for such licenses and permits, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the GABC Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. GABC and the GABC Subsidiaries have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by GABC or the GABC Subsidiaries in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to GABC’s or the GABC Subsidiaries’ ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by GABC or the GABC Subsidiaries are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

Section 3.15.      Environmental Matters. Except as set forth in Section 3.15 of the GABC Disclosure Schedule, to the knowledge of GABC, neither (i) the conduct by GABC or the GABC Subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by GABC or the GABC Subsidiaries , nor (iii) the condition of any property currently or previously held by GABC or the GABC Subsidiaries, violates or violated Environmental Laws in any respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) GABC or the GABC Subsidiaries to materially remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. GABC and the GABC Subsidiaries have not received any notice from any person or entity that GABC or the GABC Subsidiaries or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

Section 3.16.      Compliance with Law. GABC and the GABC Subsidiaries have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of GABC’s Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on GABC. GABC and the GABC Subsidiaries each have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all respects with all applicable laws and regulations, except, in each case, as would not be reasonably likely to result in a Material Adverse Effect on GABC. Subject to Section 8.04, GABC and the GABC Subsidiaries are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of GABC and the GABC subsidiaries. Except as set forth in Section 3.16 of the GABC Disclosure Schedule, and subject to Section 8.04, German American has not received any notice of enforcement actions or criticisms since January 1, 2020 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Subject to Section 8.04, GABC has not received any notice of enforcement actions or criticisms since January 1, 2020, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to GABC. German American received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. To the knowledge of GABC, there is no fact or circumstance or set of facts or circumstances that would cause German American to fail to comply with such provisions or cause the CRA rating of German American to fall below satisfactory.

Section 3.17.      Brokerage.  Other than GABC’s engagement of Keefe, Bruyette & Woods, Inc., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders’ fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by GABC or the GABC Subsidiaries.

Section 3.18.      Compliance with Americans with Disabilities Act. (a) To GABC’s knowledge, GABC and the GABC Subsidiaries and their respective properties (including those held by any of them in a fiduciary capacity) are in material compliance with all applicable provisions of the ADA, and (b) no action under the ADA against GABC or the GABC Subsidiaries, or any of their properties, has been initiated nor, to GABC’s knowledge, has been threatened or contemplated.

Section 3.19.      Absence of Undisclosed Liabilities. Except as set forth in Section 3.19 of the GABC Disclosure Schedule, GABC and the GABC Subsidiaries do not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the GABC Financial Statements, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Three Hundred Thousand Dollars ($300,000) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2023 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on GABC, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the German American’s business consistent with past practices.

Section 3.20.      Deposit Insurance. The deposits of German American are insured by the FDIC in accordance with the FDI Act, and German American has paid all premiums and assessments with respect to such deposit insurance.

Section 3.21.      Absence of Defaults. GABC and the GABC Subsidiaries are not in violation of its respective organizational documents or to the knowledge of GABC in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to GABC’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for violations and defaults which would not have a Material Adverse Effect on GABC.

Section 3.22.      Sufficient Financial Resources. GABC will have at the Closing sufficient financial resources to pay the any cash amounts payable by it pursuant to this Agreement. As of the date hereof, each of GABC and German American is “well-capitalized” under applicable regulatory definitions.

Section 3.23.      Tax and Regulatory Matters. Neither GABC nor any of the GABC Subsidiaries has taken nor agreed to take any action or has any knowledge of any fact or circumstance that would (a) reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

Section 3.24.      Securities Law Compliance. Shares of GABC Common are traded on the Nasdaq Global Select Market under the symbol of “GABC.” GABC has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto.

Section 3.25.      Shareholder Rights Plan. Other than any provisions in its Articles of Incorporation and Bylaws which may be deemed to have an anti-takeover effect, GABC does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of GABC or German American or which may be considered an anti-takeover mechanism.

Section 3.26.      Statements True and Correct. To the knowledge of GABC, none of the information supplied or to be supplied by GABC and its subsidiaries for inclusion in any documents to be filed with the FRB, the ODFI, the IDFI, the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 3.27.      GABC’s Knowledge. With respect to representations and warranties herein that are made or qualified as being made “to the knowledge of GABC” or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of GABC or the GABC Subsidiaries shall be considered to be within the knowledge of GABC.

Article IV

COVENANTS OF HLAN AND HEARTLAND

Section 4.01.      Conduct of Business.

(a)           From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required under applicable law in HLAN’s Management’s reasonable judgment (provided that HLAN gives GABC prompt notice that it has determined that such is required under applicable law), HLAN and the HLAN Subsidiaries shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted. By way of amplification and not limitation with respect to the foregoing obligation, except as otherwise provided in this Agreement or as set forth in Section 4.01 of the HLAN Disclosure Schedule, HLAN and the HLAN Subsidiaries will not, without the prior written consent of GABC (which will not be unreasonably withheld, conditioned, or delayed, except with respect to the following subparagraphs: (i), (ii), (iii), (iv), (v), and (xxiii) (to the extent related to an action contemplated in subparagraphs (i)–(v))):

(i)           declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except HLAN’s quarterly cash dividend in an amount not to exceed $0.759 per share; provided, however, HLAN and GABC shall coordinate their respective dividend schedules for the quarter in which Closing occurs so that (a) holders of HLAN Common do not receive dividends on both HLAN Common and GABC Common attributable to the same calendar quarter and (b) GABC does not accelerate the record date of GABC’s standard quarterly dividend in a manner designed to cause holders of HLAN Common to fail to receive dividends on either HLAN Common or GABC Common with respect to a calendar quarter; or

(ii)           issue (or agree to issue) any common, other capital stock or equity (except for the issuance of: (a) up to 233,488 shares of HLAN Common pursuant to the payment and other terms of, and upon exercise by the holders of, the Options held by employees or directors of HLAN and Heartland as of the date of this Agreement, and (b) shares of HLAN Common issued to fund any required contributions under the 401(k)), or trust preferred securities or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any such instruments, or accept any purported notice of exercise of any Unscheduled Purchase Right (but HLAN shall promptly notify GABC of any such purported notice); or

(iii)         directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of the common or any other capital stock of HLAN or the HLAN Subsidiaries; or

(iv)         effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

(v)          change the organizational documents of HLAN or the HLAN Subsidiaries; or

(vi)         except as contemplated by this Agreement, and other than ordinary and normal bonuses and bonus and salary increases consistent with past practices, pay or agree to pay, conditionally or otherwise, any bonus (other than retention bonuses not to exceed $500,000 in the aggregate paid and promised to employees of HLAN and its HLAN Subsidiaries for the purpose of inducing such employees to continue providing services to HLAN and its HLAN Subsidiaries through the Closing Date which recipients and amounts will be discussed with GABC prior to award), additional compensation or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees of HLAN or the HLAN Subsidiaries or, except as required by law or as contemplated by this Agreement, adopt, terminate, or make any change in any HLAN Plan or other arrangement or payment made to, for or with any consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that HLAN and Heartland may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned or payable in accordance with the terms of the contracts, arrangements or understandings of HLAN or the HLAN Subsidiaries entered into in the ordinary course of business; or

(vii)        borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

(viii)       make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any one borrower, or group of affiliated or associated borrowers, if the Loan is an existing credit on the books of Heartland or any subsidiary of Heartland and classified or graded as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of Five Hundred Thousand Dollars ($500,000) without the prior written consent of GABC, which consent shall be deemed received unless GABC shall object thereto within three (3) business days after receipt of written notice from Heartland. Except with respect to loans previously approved but not yet funded as of the date of this Agreement, Heartland also, in respect of any one borrower or group of affiliated or associated borrowers, shall not, without the prior written consent of GABC, make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), (2) any 1- to-4-family, residential mortgage Loan with a loan to value ratio in excess of eighty-five percent (85%) (other than pursuant to the Heartland Hometown or medical professional mortgage programs or otherwise if private mortgage insurance is obtained) or any other 1- to-4-family, residential mortgage Loan in excess of One Million Five Hundred Thousand Dollars ($1,500,000), (3) any consumer Loan in excess of Two Hundred Fifty Thousand Dollars ($250,000); (4) any home equity Loan or line of credit in excess of Two Hundred Fifty Thousand Dollars ($250,000), (5) any credit card account in excess of Fifty Thousand Dollars ($50,000); or (6) any Loan participation purchase in excess of Two Million Five Hundred Thousand Dollars ($2,500,000); provided, that Heartland may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of German American (or his or her designee) shall be provided with notice of the proposed action in writing at least three (3) business days prior thereto (or one (1) business day prior thereto in the case of a consumer Loan) and does not object within three (3) business days after receipt of such notice; or

(ix)          other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five (5) years or less (except that maturities may extend to seven (7) years on variable-rate securities), purchase or otherwise acquire any investment security for the accounts of HLAN or the HLAN Subsidiaries or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

(x)           increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and consistent with past practices; or

(xi)          enter into or amend any material lease, agreement, contract or commitment (other than loan commitments) out of the ordinary course of business or amend any Lease; or

(xii)         except in the ordinary course of business, place on any of the assets or properties of HLAN or the HLAN Subsidiaries, any mortgage, pledge, lien, charge, or other material encumbrance; or

(xiii)        except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to HLAN or the HLAN Subsidiaries, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

(xiv)        sell or otherwise dispose of any loan (other than loan participations), real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to HLAN or the HLAN Subsidiaries, or encumber any real property by mortgage, lease, easement, or otherwise; or

(xv)        foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified environmental professional reasonably acceptable to GABC, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials or any recognized environmental conditions at the property; provided, however, that each of HLAN or the HLAN Subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated or subject to a recognized environmental condition; or

(xvi)       commit any act or fail to do any act which will cause a material breach of any material lease, agreement, contract or commitment; or

(xvii)      violate any law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on HLAN’s business, financial condition, or earnings; or

(xviii)     purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of One Hundred Thousand Dollars ($100,000) individually, or Three Hundred Thousand Dollars ($300,000) in the aggregate for all such purchases, other than purchases of property made in the ordinary course of business, such as in connection with loan collection activities or foreclosure sales in connection with any of Heartland’s loans; or

(xix)         issue certificate(s) for shares of HLAN Common to any HLAN shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), (1) if consistent with HLAN’s past practices, at the expense of such holder(s), a surety bond from a recognized insurance company in an amount that would indemnify HLAN (and its successors) against lost certificate(s) (but in an amount not less than one hundred fifty percent (150%) of the estimated per share value of the Merger Consideration under this Agreement), and (2) a usual and customary affidavit of loss and indemnity agreement; or

(xx)         make (inconsistent with past practices) or change any material Tax election, change an annual Tax accounting period, adopt or change any accounting method, file any amended material Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to HLAN or the HLAN Subsidiaries, actively surrender any right to claim a refund of material Taxes, consent to any extension (excluding automatic extensions of time to file Tax Returns) or waiver of the limitation period applicable to any tax claim or assessment relating to HLAN or the HLAN Subsidiaries, except as required by law; or

(xxi)        merge, combine, or consolidate with or, other than in the ordinary course of business consistent with past practice, sell the assets or the securities of HLAN or the HLAN Subsidiaries to any other person, corporation, or entity, effect a share exchange or enter into any other transaction not in the ordinary course; or

(xxii)       fail to maintain Heartland’s allowance for credit losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

(xxiii)      agree in writing to take any of the foregoing actions.

(b)           Five (5) business days before the Closing Date, HLAN shall supplement, amend and update the HLAN Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the HLAN Disclosure Schedule and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of HLAN contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the HLAN Disclosure Schedule unless GABC shall have first consented in writing with respect thereto.

(c)           HLAN shall promptly notify GABC in writing of the occurrence of any matter or event known to HLAN that has, or is reasonably likely to have, a Material Adverse Effect on HLAN.

(d)           On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, HLAN shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of the HLAN Subsidiaries) to, directly or indirectly, initiate, solicit or knowingly encourage, or except to the extent required under such circumstances by applicable fiduciary duties of HLAN’s Board of Directors as determined by the members of HLAN’s Board of Directors in good faith after advice to that effect given by counsel, provide information to or engage in any discussions or negotiations with, any corporation, association, partnership, person or other non-governmental entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to HLAN (each, an “Acquisition Transaction”), the HLAN Subsidiaries, to which HLAN or the HLAN Subsidiaries or their respective shareholders or members may become a party.

(e)           HLAN shall promptly communicate to GABC the terms of any inquiry, proposal, indication of interest, or offer which HLAN or the HLAN Subsidiaries may receive with respect to an Acquisition Transaction, including the fact that information has been shared pursuant to the fiduciary duty exception set forth in subparagraph (d) above, and the identity of the person or entity making such inquiry or proposal or receiving such information. HLAN shall also keep GABC reasonably informed of the status and details (including amendments or proposed amendments) of any such inquiry, proposal, indication of interest or offer. This subsection (e) shall not authorize HLAN or the HLAN Subsidiaries, or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party or (except as permitted by subsection (d) hereof) to furnish information to any third party or to cooperate in any way with the making of a proposal, indication of interest, or offer with respect to an Acquisition Transaction.

(f)           HLAN and the HLAN Subsidiaries shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

Section 4.02.      Subsequent Discovery of Events or Conditions. HLAN shall, in the event HLAN or the HLAN Subsidiaries obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to GABC and German American under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to HLAN or the HLAN Subsidiaries) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to GABC.

Section 4.03.      Shareholder and Other Approvals; Cooperation.

(a)           HLAN shall take all action in accordance with applicable law and the Articles of Incorporation and Code of Regulations of HLAN to (i) call and give notice of a special meeting of its shareholders (the “HLAN Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable, within fifteen (15) days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”) and (ii) schedule the HLAN Shareholder Meeting to take place on a date that is within forty-five (45) days following the Notice Date. Unless precluded by applicable fiduciary duties of HLAN’s Board of Directors under Ohio law as determined by the members thereof in good faith after advice to that effect given by counsel, the Board of Directors of HLAN shall recommend to HLAN’s shareholders that such shareholders approve and adopt this Agreement and the Holding Company Merger contemplated hereby and thereby. HLAN shall engage the proxy solicitor set forth in Section 4.03(a) of the HLAN Disclosure Schedule to assist in the solicitation of proxies from HLAN shareholders required for approval and shall otherwise use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. HLAN shall furnish (or cause the HLAN Subsidiaries, as applicable, to furnish) to GABC in a timely manner all information, data and documents in the possession of HLAN or the HLAN Subsidiaries requested by GABC as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to their respective knowledge) and shall otherwise cooperate fully with GABC to carry out the purpose and intent of this Agreement. HLAN and the HLAN Subsidiaries shall not knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

(b)           Heartland shall submit the Bank Merger Agreement to HLAN, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and Code of Regulations of Heartland at a date reasonably in advance of the filing of applications for regulatory approval of the Bank Merger. The Board of Directors of Heartland shall recommend approval of the Bank Merger Agreement and the Bank Merger to HLAN, as the sole shareholder of Heartland, and HLAN, as sole shareholder of Heartland, shall approve the Bank Merger Agreement and the Bank Merger.

(c)           Within a reasonable time prior to the Effective Time, Heartland, as plan administrator of the HLAN 401(k) Plan, and the Trustee of the HLAN 401(k) Plan will (i) provide for the shares of HLAN Common held by the HLAN 401(k) Plan to be voted at the HLAN Shareholder Meeting by the Trustee as the Trustee deems appropriate, and (ii) arrange for the Trustee to engage an independent financial advisor to opine that the Merger Consideration to be received by Heartland, as plan administrator of the HLAN 401(k) Plan is at least equal to “fair market value” (as defined under ERISA), such sale is otherwise made in conformance with Section 408(e) of ERISA and the Holding Company Merger is fair to the HLAN 401(k) Plan participants and beneficiaries from a financial point of view.

Section 4.04.      SEC Registration Matters. HLAN shall cooperate with GABC in the preparation and filing of the Registration Statement described by Section 5.01, and HLAN and Heartland shall use their reasonable best efforts in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Mergers and HLAN shall furnish all information concerning them and their management and directors and the holders of HLAN’s capital stock as may be reasonably requested in connection with any such action.

Section 4.05.      Reserved.

Section 4.06.      Access to Information.

(a)           HLAN and the HLAN Subsidiaries shall permit, during normal business hours, GABC and its consultants reasonable access to their properties to perform any investigations, tests, and surveys reasonably required by GABC and shall disclose and make available to GABC all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors’, managers’ and shareholders’ meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants’ workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which GABC may have a direct or an indirect interest in light of the transactions contemplated by this Agreement; provided that such access or investigation shall not interfere unnecessarily with the operations of HLAN and the HLAN Subsidiaries. Within thirty (30) days after the date of this Agreement, GABC may cause to be hired, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and reasonable monitoring (based on a mutually-agreeable project scope) on Heartland’s information technology systems in order to confirm that such systems are free of security breaches as defined in the project scope and, if necessary, provide remediation and notices related thereto. HLAN and GABC will each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. In no event shall GABC give instructions to HLAN staff or otherwise seek to prioritize its requests to the extent it impedes the ongoing operations of HLAN and the HLAN Subsidiaries.

(b)           During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, HLAN will cause one or more of its or Heartland’s designated representatives to confer on a regular basis with the Chief Executive Officer of GABC, or any other person designated in a written notice given to HLAN by GABC pursuant to this Agreement, to report the general status of the ongoing operations of HLAN and the HLAN Subsidiaries. HLAN will promptly notify GABC of any material change in the normal course of the operation of its business or properties, of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated) (subject to Section 8.04), of any data or security breach, or the institution or the threat of litigation involving HLAN or the HLAN Subsidiaries and will keep GABC fully informed of such events. Notwithstanding the foregoing, HLAN and Heartland shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of Heartland’s customers, jeopardize the attorney-client privilege of the entity in possession or control of the information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 4.07.         Title to Real Estate. HLAN shall make available copies of all existing title policies with respect to any parcel of Fee Real Estate to GABC and any other title information reasonably requested by GABC. GABC shall have the right (at GABC’s expense) to obtain updated title insurance commitments with respect to any parcel of Fee Real Estate from a national title company selected by GABC (the “Title Company”), showing the condition of title to any parcel of the Fee Real Estate. GABC may also (at GABC’s expense) obtain surveys of any parcel of the Fee Real Estate prepared in accordance with ALTA Minimum Standard Detail Requirements. If GABC becomes aware of any material defect, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions, GABC may notify HLAN of such defect prior to the Closing Date. The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the Fee Real Estate as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. HLAN shall use reasonable efforts to cure or remove any such unacceptable defects. Notwithstanding the foregoing, if such defects cannot be cured or removed, the parties shall proceed as if no defect exists.

Section 4.08.         Confidentiality.  HLAN and Heartland shall continue to be bound by the NDA (as defined in Section 8.08) pursuant to the terms of the NDA. HLAN and Heartland shall ensure that each of the HLAN Subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to GABC and German American with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to HLAN and Heartland under the NDA.

Section 4.09.         Fairness Opinion. Subject to the prior review and consent of Raymond James & Associates, Inc., the HLAN Fairness Opinion shall be included in the Joint Proxy Statement/Prospectus included as part of the Registration Statement described by Section 5.01.

Section 4.10.         Additional Financial Information. HLAN shall furnish to GABC prior to the Closing the consolidated balance sheets of HLAN as of the end of the second calendar month immediately preceding the month in which the Effective Time occurs (e.g., if the Effective Time occurs on January 15, 2025, the consolidated balance sheets of HLAN shall be as of November 30, 2024) and related consolidated statements of income and cash flows and changes of shareholders’ equity for the same period (without footnotes), prepared in accordance with GAAP, that fairly present the consolidated financial position and the consolidated results of operations of HLAN in all material respects as of the dates and for the periods indicated. HLAN shall provide GABC with an opportunity to discuss such financial statements with HLAN and Crowe Horwath LLP prior to the Closing.

Section 4.11.         HLAN 401(k) Plan. At least one day prior to the Closing Date, HLAN shall take all necessary actions to terminate the Heartland Bank 401(k) Profit Sharing Plan (the “HLAN 401(k) Plan”), effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Transaction. HLAN shall provide GABC with a copy of any resolutions or other corporation action (the form and substance of which shall be subject to review and approval by GABC, with such approval not to be unreasonably withheld or delayed) evidencing that the HLAN 401(k) Plan will be terminated effective as of the date immediately preceding the Closing Date, contingent upon the consummation of the Transactions.

Article V

COVENANTS OF GABC AND GERMAN AMERICAN

Section 5.01.         Regulatory Approvals and Registration Statement.

(a)            GABC shall as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) file or cooperate with HLAN and Heartland in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications or notices for the prior approvals of the FRB, the ODFI, the IDFI and the FDIC. Prior to the filing of such applications and notices, GABC shall provide HLAN with the proposed final drafts of such applications and notices, including any exhibits being filed in connection with such applications and notices and any proposed supplemental materials. HLAN shall have five (5) business days to provide comments on such applications and notices to GABC. GABC shall incorporate HLAN’s timely and reasonable comments to such applications and notices. GABC shall keep HLAN reasonably informed as to the status of such applications or notices, including all communications (written or oral) with regulatory authorities, and promptly send or deliver complete copies of such applications or notices, and of any supplementally filed materials, and all correspondence with regulatory authorities, to counsel for HLAN. In the event that any materials pursuant to this Section 5.01(a) constitute confidential supervisory information, GABC shall provide substitute disclosure to HLAN pursuant to Section 8.04.

(b)            GABC shall take all action in accordance with applicable law and the Articles of Incorporation and Bylaws of GABC to (i) call and give notice of a special meeting of its shareholders (the “GABC Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable, on or before the Notice Date, and (ii) schedule the GABC Shareholder Meeting to take place on a date that is within forty-five (45) days following the Notice Date. The Board of Directors of GABC shall recommend to GABC’s shareholders that such shareholders approve and adopt this Agreement and the Holding Company Merger contemplated hereby and thereby. GABC shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. GABC shall not knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

(c)            GABC shall prepare, in consultation with HLAN, mutually acceptable proxy material that shall constitute the Joint Proxy Statement/Prospectus relating to the matters to be submitted to the HLAN shareholders at the HLAN Shareholder Meeting and GABC shareholders at the GABC Shareholder Meeting and GABC shall file as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) with the SEC the registration statement relating to the shares of GABC Common to be issued to the shareholders of HLAN pursuant to this Agreement (the “Registration Statement”), and shall use its best efforts to cause it to become effective as soon as practicable and thereafter, until the date(s) of the issuance of the GABC Common contemplated by this Agreement, or termination of this Agreement, to keep the same effective. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. GABC shall use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. GABC shall promptly notify HLAN upon the receipt of any comments from the SEC or its staff or any requirements from the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus and shall promptly provide HLAN with copies of all correspondence between GABC and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, GABC (i) shall provide HLAN with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by HLAN, and (iii) shall not file or mail such document or respond to the SEC prior to receiving HLAN’s approval, which approval shall not be withheld, conditioned or delayed unreasonably. GABC shall advise HLAN, promptly after GABC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of GABC Common for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. At the time of the mailing thereof to the shareholders and at the time of any shareholders meeting, the Joint Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact regarding GABC, German American or the Holding Company Merger necessary to make the statements therein not false or misleading. GABC shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

Section 5.02.         Subsequent Discovery of Events or Conditions. GABC shall, in the event it or the GABC Subsidiaries obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to HLAN and Heartland under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to GABC or the GABC Subsidiaries) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to HLAN.

Section 5.03.         Consummation of Agreement. GABC shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement. GABC and any of its subsidiaries shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

Section 5.04.         Preservation of Business. GABC shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of GABC under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a Material Adverse Effect on GABC; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a Material Adverse Effect on GABC. GABC shall promptly notify HLAN in writing of the occurrence of any matter or event known to GABC that has, or is reasonably likely to have, a Material Adverse Effect on GABC.

Section 5.05.         Employee Benefit Plans and Employee Payments.

(a)            GABC and the GABC Subsidiaries, as applicable, shall provide compensation and benefits to the officers and employees of HLAN and the HLAN Subsidiaries who continue as employees of GABC or any of the GABC Subsidiaries after the Effective Time (“Continuing Employees”) that are generally comparable to those provided to similarly situated employees of GABC and the GABC Subsidiaries. Prior to the execution of this Agreement, GABC or German American has provided the at-will offer letters contingent upon Closing for the officers identified on Section 5.05(a) of the GABC Disclosure Schedule and such officers have countersigned and accepted the letters.

(b)            GABC and the GABC Subsidiaries, as applicable, shall cause Continuing Employees to receive credit for prior service with HLAN or the HLAN Subsidiaries for purposes of eligibility and vesting under those GABC and German American employee benefit plans (in effect as of the Effective Time) that are made available to such Continuing Employees; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service. Except as otherwise provided herein and subject to the consent of applicable insurance carriers and service providers, GABC may determine to keep one or more of HLAN’s or Heartland’s separate benefit plans in effect for the Continuing Employees through the last day of 2024, or thereafter, even if the Effective Time occurs prior to the last day of 2024, if permitted by applicable law and the provisions of such plans; provided, however, that, to the extent that GABC determines, in its sole discretion, that one or more of HLAN or Heartland’s employee benefit plans should be terminated, either as of the Effective Time or such later time as GABC may determine is appropriate, Continuing Employees shall become eligible to participate in one or more similar type(s) of employee benefit plan(s) of GABC or German American, if any, (for example, 401(k) to 401(k) or life insurance to life insurance) immediately upon such termination, subject to the terms and conditions of such plan(s), with no gap in coverage except as may be required by the timing of pay dates with respect to 401(k) deferrals. To the extent that the initial period of coverage for Continuing Employees under any GABC or German American health and dental plan is not a full twelve (12) month period of coverage, such benefit plans shall provide credit for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding and comparable HLAN or Heartland plan during the balance of such twelve (12) month period of coverage provided that GABC can obtain, in a manner reasonably satisfactory to GABC, the necessary data.

(c)            After the Effective Time, HLAN’s and Heartland’s paid time-off policies shall terminate and all Continuing Employees shall be subject to GABC’s paid-time-off policy. Notwithstanding the foregoing, all accrued and unpaid paid time-off of Continuing Employees at the Effective Time, up to but not beyond five (5) weeks per Continuing Employee, shall be carried over to GABC’s paid-time-off policy.

(d)            Until the Effective Time, HLAN and the HLAN Subsidiaries, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. GABC or a GABC Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of HLAN or the HLAN Subsidiaries who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of HLAN or the HLAN Subsidiaries who incurs a qualifying event before the Effective Time.

(e)            GABC or German American intends to retain substantially all of the customer-facing employees of HLAN or the HLAN Subsidiaries after the Effective Time. Except for those employees listed on Section 5.05(e) of the HLAN Disclosure Schedule, those employees of HLAN or the HLAN Subsidiaries, as of the Effective Time (i) who GABC or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by German American (or a subsidiary of German American) other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver a Termination and Release Agreement in the same or similar form attached hereto as Exhibit 5.05(e), shall be entitled to a severance payment (payable, net of deductions, in a lump-sum payment promptly upon termination of employment and provided that they have satisfied the applicable conditions for such payment) equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with HLAN or the HLAN Subsidiaries and their successors, with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. In addition, any such terminated employees shall be entitled to their accrued paid-time-off (which shall not include any “banked sick leave”) and to continuation coverage under German American’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees.

(f)            Nothing in this Section shall be deemed to apply to employees other than those described in this Section, or to limit or modify GABC’s or German American’s at-will employment policy or any employee’s at-will employment status. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employment, employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Continuing Employee, any participant in any benefit or compensation plan or any beneficiary thereof. Nothing in this Agreement shall be deemed to constitute an amendment of any employee benefit plan of GABC or German American, nor shall it limit the right of HLAN, Heartland, GABC or German American from amending or terminating their respective employee benefit plans from time to time.

(g)            As to HLAN’s and/or Heartland’s welfare benefit plans:

(i)            To the extent allowable under the plans and subject to the consent of applicable insurance carriers and service providers, all fully insured welfare benefit plans (including, but not limited to, health, dental/vision, life/AD&D, LTD) currently sponsored by HLAN and/or Heartland, shall continue as separate plans after the Effective Time, until such time as GABC determines, in its sole discretion, that it will terminate any or all of such plans.

(ii)            As of the Effective Time, HLAN and/or Heartland shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to GABC and to provide GABC all necessary financial, enrollment, eligibility, contractual and other information related to these welfare benefit plans to assist GABC in the administration of such plans.

(iii)            From the date of this Agreement through the Effective Time, HLAN and/or Heartland shall continue to pay the applicable insurance premiums necessary to continue the benefits under HLAN’s and/or Heartland’s fully insured welfare benefit plans.

(h)            From and after the date of this Agreement, HLAN shall not award any additional equity grants or awards of any kind under the HLAN Stock Option Plan. Prior to the Effective Time, HLAN shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the HLAN Stock Option Plan, to permit the conversion of each outstanding stock option into cash as provided in Section 1.03(c). HLAN shall take action prior to the Effective Time to cause the termination of the HLAN Stock Option Plan as of the Effective Time.

(i)            HLAN shall take action prior to the Effective Time to cause the termination and liquidation of the Performance Driven Retirement Plan Agreements listed on Section 5.05(i) of the HLAN Disclosure Schedule.

(j)            HLAN shall take action prior to the Effective Time to cause the termination and liquidation of the Salary Continuation Plan Agreements listed on Section 5.05(j) of the HLAN Disclosure Schedule.

(k)            HLAN shall take action prior to the Effective Time to (i) amend each of the Supplemental Executive Benefit Plan Agreements listed on Section 5.05(k) of the HLAN Disclosure Schedules to allow for the termination and liquidation of the Supplemental Executive Benefit Plan Agreements in connection with the Mergers and (ii) cause the termination and liquidation of the Supplemental Executive Benefit Plan Agreements.

(l)            The Continuing Employees shall be eligible to participate, effective as of the Effective Time, in the German American 401(k) Plan. GABC and HLAN shall take any and all actions as may be required, including amendments to any HLAN 401(k) Plan and/or the German American 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the German American 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash (including 401(k) Cash Payments).

Section 5.06.         Integration. For a transition period of at least two (2) years following the Closing and to the extent permitted by bank regulatory authorities, GABC shall take all actions reasonably necessary to continue the use of and to preserve and protect the names of HLAN and the HLAN Subsidiaries, including, but not limited to, making any required applications or filings with the Ohio Secretary of State, the ODFI, the Kentucky Secretary of State or any other applicable Governmental Authority in order to use the name of HLAN and the HLAN Subsidiaries as an assumed name in the northeast region of GABC’s market area (including Columbus, Ohio and Cincinnati, Ohio) following the Closing, including for use within the former Heartland branches.

Section 5.07.         Indemnification and Insurance.

(a)            GABC shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director, manager and officer of HLAN and the HLAN Subsidiaries (each, an “Indemnified Party”) following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of HLAN or the HLAN Subsidiaries (including without limitation service as a trustee or in any similar capacity with respect to any HLAN Plan), under applicable Ohio or Indiana law or any organizational documents of HLAN or the HLAN Subsidiaries, as in effect as of the date of this Agreement.

(b)            GABC shall cause the persons serving as officers, managers and directors of HLAN and the HLAN Subsidiaries immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by HLAN and Heartland (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by GABC, Heartland shall cause the applicable broker of record for its Existing Policy to be assigned to GABC’s designee. Such assignment in favor of GABC’s designee shall be executed by Heartland with sufficient time to allow GABC and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that GABC shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of one hundred fifty percent (150%) of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, GABC is unable to maintain or obtain the insurance called for by this Section 5.07(b), GABC shall obtain as much comparable insurance as is available for the Maximum Amount. GABC’s obligations within this Section 5.07(b) apply solely and exclusively to the Existing Policy at current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by Heartland without interruption, cancellation or amendment until the Effective Time or GABC’s obligations within this Section shall cease.

(c)            The provisions of this Section 5.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

(d)            In the event that either GABC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of GABC shall assume the obligations set forth in this Section 5.07.

Section 5.08.         Board Representation. Promptly following the Effective Time, GABC shall cause G. Scott McComb and Ronnie R. Stokes, both of whom are currently members of the HLAN Board of Directors, to be appointed to the GABC Board of Directors and German American Board of Directors. Upon the expiration of their initial terms, GABC shall cause G. Scott McComb and Ronnie R. Stokes to be renominated for election to the GABC Board of Directors and German American Board of Directors. The appointments and renominations will be consistent with all applicable corporate governance policies and guidelines of GABC and German American.

Section 5.09.         Fairness Opinion. Subject to the prior review and consent of Keefe, Bruyette & Woods, Inc., the GABC Fairness Opinion shall be included in the Joint Proxy Statement/Prospectus included as part of the Registration Statement described by Section 5.01.

Section 5.10.         Section 16 Matters. Prior to the Effective Time, GABC shall take such steps as may be necessary or appropriate to cause any acquisition of securities of GABC by the persons who will join the GABC Board of Directors and the German American Board of Directors, and any other director, officer or employee of HLAN who will, following the Effective Time, be subject to Section 16 under the 1934 Act with respect to GABC, in connection with the consummation of the Merger, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 5.11.         Confidentiality. GABC and German American shall continue to be bound by the NDA (as defined in Section 8.08) pursuant to the terms of the NDA. GABC and German American shall ensure that each of the GABC Subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to HLAN and Heartland with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to GABC and German American under the NDA.

Section 5.12.         Updated GABC Disclosure Schedule. Five (5) business days before the Closing Date, GABC shall supplement, amend and update the GABC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the GABC Disclosure Schedule and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of GABC contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the GABC Disclosure Schedule unless HLAN shall have first consented in writing with respect thereto.

Section 5.13.         Subordinated Notes. Upon the Effective Time, GABC shall expressly assume (i) the due and punctual payment of the principal of and any premium and interest on those certain 5.0% Fixed-to-Floating Rate Subordinated Notes due 2030 issued by HLAN, currently outstanding in an aggregate principal amount of $25,000,000 (the “HLAN Subordinated Notes”), according to their terms, and (ii) the due and punctual performance of all covenants and conditions thereof on the part of HLAN to be performed or observed. In connection therewith, GABC shall execute and deliver to the holders of the HLAN Subordinated Notes any documents necessary to make such assumption effective.

Article VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.01.         Conditions of GABC’s and German American’s Obligations. The obligations of GABC and German American to effect the Mergers shall be subject to the satisfaction (or waiver by GABC and German American) prior to or on the Closing Date of the following conditions:

(a)            The representations and warranties made by HLAN and Heartland in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of HLAN, except for those included in Section 2.01, Section 2.02, and Section 2.06, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of HLAN or Heartland, has had or would result in a Material Adverse Effect on HLAN.

(b)            HLAN and Heartland shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

(c)            The shareholders of HLAN shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.

(d)            The shareholders of GABC shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.

(e)            No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

(f)            All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, stipulations, restrictions or requirements that would constitute a Material Adverse Effect on GABC, as the surviving entity in the Holding Company Merger.

(g)            GABC shall have received from HLAN on or prior to the Closing the items and documents, in form and content reasonably satisfactory to GABC, set forth in Section 1.09(a) hereof. Notwithstanding the foregoing, if HLAN is unable to deliver the items or documents set forth in Section 1.09(a) hereof due to the delay of any Governmental Authority in response to the reasonable request of HLAN, HLAN’s obligation with respect to this Section 6.01(g) shall be satisfied if an authorized officer of HLAN certifies as to the accuracy of such item or document.

(h)            The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

(i)            GABC shall have obtained an opinion of Dentons Bingham Greenebaum LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Joint Proxy Statement/Prospectus is delivered to the GABC shareholders to the effect, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Mergers effected pursuant to this Agreement shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from HLAN and GABC, which representations may take the form of written certifications.

(j)            Less than fifteen percent (15%) of the outstanding shares of HLAN Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

(k)           HLAN’s Board of Directors shall have adopted any resolutions or have amended the HLAN Stock Option Plan as necessary to effect the process described under Section 1.03(c) and Section 1.04 of this Agreement.

Section 6.02.         Conditions of HLAN’s and Heartland’s Obligations. HLAN’s and Heartland’s obligations to effect the Mergers shall be subject to the satisfaction (or waiver by HLAN and Heartland) prior to or on the Closing Date of the following conditions:

(a)            The representations and warranties made by GABC and German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of GABC, except for those included in Section 3.01, Section 3.02 and Section 3.09, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of GABC, has had or would result in a Material Adverse Effect on GABC.

(b)            GABC and German American shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

(c)            The shareholders of HLAN shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.

(d)            The shareholders of GABC shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.

(e)            No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

(f)            All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, stipulations, restrictions or requirements that would constitute a Material Adverse Effect on GABC, as the surviving entity in the Holding Company Merger.

(g)            HLAN shall have received from GABC at the Closing the items and documents, in form and content reasonably satisfactory to HLAN, listed in Section 1.09(b) hereof. Notwithstanding the foregoing, if GABC is unable to deliver the items or documents set forth in Section 1.09(b) hereof due to the delay of any Governmental Authority in response to the reasonable request of GABC, GABC’s obligation with respect to this Section 6.02(g) shall be satisfied if an authorized officer of GABC certifies as to the accuracy of such item or document.

(h)           The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

(i)            HLAN shall have obtained an opinion of Hunton Andrews Kurth LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Joint Proxy Statement/Prospectus is delivered to the HLAN shareholders to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers effected pursuant to this Agreement shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of HLAN to the extent they receive shares of GABC Common in the Holding Company Merger in exchange for their shares of HLAN Common, except that gain or loss will be recognized with respect to any cash received. Such opinion shall be based upon factual representations received by counsel from HLAN and GABC, which representations may take the form of written certifications.

(j)            The shares of GABC Common issued in the Holding Company Merger shall be eligible for trading on the NASDAQ Global Select Market.

(k)           The offer letters contemplated by Section 5.05 shall be presented by GABC.

(l)            GABC shall have delivered assumed name certificates filed with the Ohio Secretary of State and the Kentucky Secretary of State for the use of the names of HLAN and the HLAN Subsidiaries following the Closing. GABC shall have obtained any required approvals and taken any other actions necessary for the use of the names of HLAN and the HLAN Subsidiaries.

Article VII

TERMINATION OR ABANDONMENT

Section 7.01.         Mutual Agreement. This Agreement may be terminated by the mutual written agreement of HLAN and GABC, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of HLAN and GABC shall have been previously obtained.

Section 7.02.         By Unilateral Action. Either party may, in addition to any other remedies to which such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party’s Board of Directors determines that either:

(a)            the other party has materially breached any representation or warranty contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

(b)            the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach. The right to terminate this Agreement under this Section 7.02 shall not be available if the terminating party is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.03.         Shareholder Approval Denial; Dissenting Shareholders.

(a)            If this Agreement and consummation of the Mergers are not approved by both (i) the required vote of the HLAN Common shares outstanding on the record date for the meeting (including any adjournments) of HLAN Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote; and (ii) the required vote of the GABC Common shares outstanding on the record date for the meeting (including any adjournments) of GABC Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote, then either party may terminate this Agreement by giving written notice thereof to the other party.

(b)            GABC may terminate this Agreement by giving written notice to HLAN if greater than fifteen percent (15%) of the outstanding shares of HLAN Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

Section 7.04.         Termination Upon Adverse Regulatory Determination. In connection with the filings that GABC, German American, HLAN and/or Heartland may be required to make in connection with the Mergers with banking and antitrust regulatory agencies (“Agencies”), each party shall use reasonable efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause its respective agents and advisors to cooperate and use their best efforts in connection therewith. GABC (or the GABC Subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that HLAN or Heartland is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon subject to input from and consultation with HLAN, and any comments provided to GABC by HLAN pursuant to Section 5.01(a) hereof. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to GABC (an “Adverse Determination”), then GABC shall promptly advise HLAN of such Adverse Determination and GABC’s intended course of action with respect thereto. In the event that GABC in its sole reasonable discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, HLAN and Heartland (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (i) GABC in its sole reasonable discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole reasonable discretion at any time after seeking such an appeal or review to discontinue that effort, or (ii) GABC seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either GABC or HLAN may terminate this Agreement without obligation to the other on account of the Adverse Determination.

Section 7.05.         Regulatory Enforcement Matters. In the event that HLAN or Heartland, on the one hand, or GABC or German American, on the other hand, should become a party or subject to any cease and desist order relating to safety and soundness imposed by any federal or state agency charged with the supervision or regulation of banks or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

Section 7.06.         Lapse of Time. If the Closing Date does not occur on or prior to July 1, 2025, then this Agreement may be terminated by the Board of Directors of either HLAN or GABC by giving written notice thereof to the other party.

Section 7.07.         Lack of Exclusivity; Superior Proposal; Board Recommendation.

(a)            In the event (i) HLAN breaches its notice obligations under Section 4.01(e) related to an Acquisition Transaction, or (ii) other than in connection with a Superior Proposal (as defined below), the HLAN Board of Directors fails to include its recommendation in favor of the Holding Company Merger in the proxy statement delivered to shareholders of HLAN with regard to the HLAN Shareholder Meeting, or withdraws such recommendation following the submission by any other person or entity not a party to this Agreement of an indication of interest to HLAN or Heartland contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with HLAN or Heartland, GABC may terminate this Agreement by written notice to HLAN.

(b)            In the event that, prior to obtaining the requisite approval of the HLAN shareholders of this Agreement and the transactions contemplated hereby, (i) HLAN obtains a proposal for an Acquisition Transaction with respect to fifty percent (50%) or more of the consolidated assets of HLAN and the HLAN Subsidiaries or of the outstanding shares of any class of voting securities of HLAN, and HLAN’s Board of Directors determines in good faith (after consultation with its outside counsel and, with respect to financial matters, its financial advisors) that failure to take such action would be more likely than not to result in a violation of its fiduciary duties under applicable law (“Superior Proposal”) and (ii) HLAN has not materially breached its notice obligations under Section 4.01(e) related to such Acquisition Transaction, HLAN may terminate this Agreement by written notice to GABC.

(c)            In the event GABC breaches its obligations under Section 5.01(b) or the GABC Board of Directors fails to include its recommendation in favor of the Holding Company Merger in the proxy statement delivered to shareholders of GABC with regard to the GABC Shareholder Meeting, HLAN may terminate this Agreement by written notice to GABC.

Section 7.08.         Price of GABC Common. If the HLAN Board of Directors so determines by a majority vote of its members, in the event that, as of the Determination Date, both of the following conditions are satisfied, HLAN may terminate this Agreement by written notice to GABC:

(a)            the Average Determination Price shall be less than 80% of the GABC Starting Price; and

(b)            (A) the number obtained by dividing the Average Determination Price by the GABC Starting Price (such number, the “GABC Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.2 from such quotient (such number, the “Index Ratio”).

(c)            If HLAN elects to exercise its termination right pursuant to this Section 7.08, it shall give written notice to GABC not later than the end of the third business day next following the Determination Date. During the five (5) business day period commencing with its receipt of such notice, GABC may, at its option, increase the Exchange Ratio to a number equal to the lesser of (x) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the GABC Ratio, or (y) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of the Exchange Ratio (as then in effect), the GABC Starting Price and 0.8, and the denominator of which is the Average Determination Price. If GABC makes an election contemplated by the preceding sentence within such five (5) business day period, it shall give prompt written notice to HLAN of such election and the revised Exchange Ratio and no termination shall have occurred pursuant to this Section 7.08 and this Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall be modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.08.

(d)            If the outstanding shares of GABC Common or any company belonging to the Index shall be changed into a different number or kind of shares or securities by reason of any stock dividend, reorganization, reclassification, recapitalization, stock split, reverse stock split, subdivision, combination, exchange of shares, or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately and proportionately adjusted.

(e)            For purposes of this Section 7.08, the following terms shall have the meanings set forth below:

(i)            “GABC Starting Price” shall mean the VWAP of the GABC Common for the ten (10) trading day period ending on the day immediately preceding the date of this Agreement, rounded to the nearest one-tenth of a cent.

(ii)            “Average Determination Price” of the GABC Common shall mean the VWAP of the GABC Common for the ten (10) trading day period ending on the trading date immediately preceding the Determination Date, rounded to the nearest one-tenth of a cent.

(iii)            “Determination Date” means the date on which the last required approval of a Governmental Authority is obtained with respect to the Mergers, without regard to any requisite waiting period.

(iv)            “Final Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the Average Determination Price.

(v)            “Index” means the Nasdaq Bank Stock Index or, if such Index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Stock Index.

(vi)            “Initial Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the GABC Starting Price.

(vii)            “VWAP” means volume-weighted average trading price of a share of (i) GABC Common on NASDAQ (or if GABC Common is not then listed on NASDAQ, the principal securities market on which GABC Common is then listed or quoted), or (ii) the Index, in each case as reported by Bloomberg L.P.

Section 7.09.         Effect of Termination.

(a)            Upon termination, this Agreement shall be of no further force or effect and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, (ii) the obligation of HLAN to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.09, and (iii) the obligation of GABC to pay certain termination fees under the circumstances described by subsection (c) of this Section 7.09; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

(b)            Notwithstanding the foregoing Section 7.09(a), in the event that any of the following shall occur: (i) this Agreement is terminated by GABC pursuant to Section 7.07(a), (ii) this Agreement is terminated by HLAN pursuant to Section 7.07(b), or (iii) after the date of this Agreement and before the termination of this Agreement, (A) an Acquisition Transaction shall have been communicated to the HLAN Board of Directors, (B) thereafter this Agreement is terminated by GABC pursuant to Section 7.02 or by either party pursuant to Section 7.06 (unless such termination pursuant to Section 7.06 occurs prior to the receipt of the requisite regulatory approvals for the Mergers and the failure to obtain such regulatory approvals resulted predominately from GABC’s actions or inactions), and (C) within twelve (12) months following the date of such termination, HLAN enters into a definitive agreement with respect to any Acquisition Transaction or HLAN consummates any Acquisition Transaction, then in addition to whatever legal rights or remedies GABC may be entitled to assert against any third party, HLAN shall pay to GABC a termination fee of Ten Million Dollars ($10,000,000) not later than the second business day after the date of the termination of this Agreement referenced in items (i) or (ii) of this subsection (b), or on the date of HLAN’s entry into the definitive agreement or consummation of the Acquisition Transaction referenced in item (iii) of this subsection (b), as applicable. If HLAN should fail or refuse to pay the fee demanded by GABC pursuant to the preceding sentence and GABC recovers such disputed amount pursuant to a legal proceeding, HLAN shall, in addition thereto, pay to GABC all costs, charges, expenses (including, without limitation the fees and expenses of counsel) and other amounts expended by GABC in connection with or arising out of such legal proceeding. The termination fee payable by HLAN constitutes liquidated damages and not a penalty for termination under the above-referenced sections of this Agreement.

(c)            Notwithstanding the foregoing Section 7.09(a), in the event that this Agreement is terminated by HLAN pursuant to Section 7.07(c), then in addition to whatever legal rights or remedies HLAN may be entitled to assert against any third party, HLAN shall, at its option, have the right to either (i) require GABC to pay, upon HLAN’s demand and not later than the second business day after the making of such demand, to HLAN a termination fee of Ten Million Dollars ($10,000,000); or (ii) pursue an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court with jurisdiction. If GABC should fail or refuse to pay the fee demanded by HLAN pursuant to the preceding sentence and HLAN recovers such disputed amount pursuant to a legal proceeding, GABC shall, in addition thereto, pay to HLAN all costs, charges, expenses (including, without limitation the fees and expenses of counsel) and other amounts expended by HLAN in connection with or arising out of such legal proceeding. The termination fee payable by GABC constitutes liquidated damages and not a penalty for termination under the above-referenced sections of this Agreement.

Article VIII

MISCELLANEOUS

Section 8.01.         Liabilities.  In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director, manager, or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.09.

Section 8.02.         Expenses.  HLAN shall pay all expenses of HLAN and the HLAN Subsidiaries, and their respective shareholders, officers, managers and directors incidental to the Mergers contemplated hereby, and GABC shall pay all expenses of GABC and the GABC Subsidiaries and their respective shareholders, officers and directors incidental to the Mergers contemplated hereby.

Section 8.03.         Notices.  Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, (b) the next business day if timely deposited the prior business day for shipping with a recognized overnight courier delivery service, with all shipping fees for next business day delivery prepaid or billed to shipper, and (c) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid; addressed (in any case) as follows:

(a)	If to GABC:

German American Bancorp, Inc.

711 Main Street

Box 810

Jasper, Indiana 47546

Attn: D. Neil Dauby, Chairman and Chief Executive Officer

with a copy to:

Dentons Bingham Greenebaum LLP

2700 Market Tower

10 W. Market Street

Indianapolis, Indiana 46204

Attn: Jeremy E. Hill, Esq.

(b)	If to HLAN:

Heartland BancCorp

430 N. Hamilton Road

Whitehall, Ohio 43213

Attn: G. Scott McComb, Chairman, President and Chief Executive Officer

with a copy to:

Hunton Andrews Kurth

1445 Ross Avenue

Suite 3700

Dallas, TX 75202

Attn: Peter Weinstock/Beth Whitaker

or to such other address as any party may from time to time designate by notice to the others.

Section 8.04.         Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Governmental Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 8.05.         Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including, without limitation those included in Section 5.07) that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.06.         Representations Not Affected by Review. The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

Section 8.07.         Press Releases. GABC and HLAN shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ and OTC Markets, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 8.08.         Entire Agreement. Except for that certain Mutual Confidentiality Agreement dated as of August 10, 2023 (the “NDA”), this Agreement and the exhibits, schedules, appendices, and agreements contemplated hereunder constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

Section 8.09.         Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 8.10.         Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

Section 8.11.         Rules of Construction. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

Section 8.12.         Counterparts/Facsimiles.  This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 8.13.         Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except for the persons intended to be benefited by (and to the extent provided by) Section 5.07, there shall be no third party beneficiaries hereof.

Section 8.14.         Governing Law; Assignment; Specific Performance. This Agreement shall be governed by the laws of the State of Delaware. This Agreement may not be assigned by any of the parties hereto. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court with jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.15.         Securityholder Litigation. Each party shall notify the other parties hereto in writing of any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of such party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other parties reasonably informed with respect to the status thereof. Each party shall give the other parties the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, no party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed).

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERMAN AMERICAN BANCORP, INC.

By:	/s/ D. Neil Dauby
D. Neil Dauby
Chairman and Chief Executive Officer

GERMAN AMERICAN BANK

By:	/s/ D. Neil Dauby
D. Neil Dauby
Chairman and Chief Executive Officer

HEARTLAND BANCCORP

By:	/s/ G. Scott McComb
G. Scott McComb
Chairman, President and Chief Executive Officer

HEARTLAND BANK

By:	/s/ G. Scott McComb
G. Scott McComb
Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT 1.05

AGREEMENT AND PLAN OF BANK MERGER

Between

GERMAN AMERICAN BANK

And

HEARTLAND BANK

THIS AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”), made between GERMAN AMERICAN BANK (hereinafter referred to as “German American”), a bank organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and HEARTLAND BANK (hereinafter referred to as “Heartland”), a bank organized under the laws of the State of Ohio, being located at 430 N. Hamilton Road, Whitehall, County of Franklin, in the State of Ohio, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:

SECTION 1.

Heartland shall be merged with and into German American under the charter of the latter (the “Merger”), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of German American, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.

It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

SECTION 2.

The name of the surviving bank shall be “German American Bank.”

SECTION 3.

The business of the surviving bank shall be that business that is authorized to be conducted by a bank organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office, which shall be located at 711 Main Street, Jasper, Indiana, and at its legally established branches.

1

SECTION 4.

The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended, and Ohio Revised Code Chapters 1101-1127, as amended. All assets of Heartland as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of Heartland existing as of the effective time of the Merger.

SECTION 5.

At the effective time of the Merger, the shares of capital stock of German American that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of Heartland that were issued and outstanding immediately prior to the Merger shall be canceled.

SECTION 6.

The members of the board of directors of German American immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of German American immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.

SECTION 7.

This Agreement may be terminated by the mutual consent of the boards of directors of German American and Heartland at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated July 29, 2024, by and among German American Bancorp, Inc., Heartland BancCorp, German American Bank and Heartland Bank (“Master Agreement”) is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.

SECTION 8.

This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles/Certificate of Merger filed with the Department of Financial Institutions of the State of Indiana, the Division of Financial Institutions of the State of Ohio, the Secretary of State of the State of Indiana and the Secretary of State of the State of Ohio (the “Effective Time”).

2

SECTION 9.

Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp, Inc., and Heartland BancCorp as described in the Master Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Master Agreement, the terms of the Master Agreement shall control.

SECTION 10.

From time to time on and after the Effective Time, the last acting officers of Heartland or the corresponding officers, shareholder, or agents of German American may, in the name of the surviving bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the surviving bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the surviving bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of Heartland and otherwise to carry out the intent and purposes of this Agreement.

WITNESS, the signatures of said merging banks this 29th day of July, 2024, each set by its Chairman, Chief Executive Officer or President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members.

GERMAN AMERICAN BANK
Attest:

By:
Secretary		D. Neil Dauby
Chairman and Chief Executive Officer

HEARTLAND BANK
Attest:

By:
Secretary		G. Scott McComb,
President and Chief Executive Officer

3

EXHIBIT 5.05(e)

TERMINATION AND RELEASE AGREEMENT

Attached hereto.

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (“Agreement”) is voluntarily entered into as of the date(s) set forth below by and between ________________ (“Employee”) and German American Bank (“German American”).

WHEREAS, German American has either elected not to employ Employee or has terminated Employee’s employment within twelve (12) months of the effective date of the merger of Heartland Bank (“HLAN”) into German American Bank; with such election or termination being effective as of __________________, 20___ (the “Separation Date”);

NOW THEREFORE, German American and Employee desire to fully and completely settle and dispose of any and all claims of any kind or nature which Employee may now or hereafter have against German American. German American and Employee also desire that Employee keeps this Agreement confidential. In consideration of the foregoing, and the mutual promises and covenants to be performed as herein set forth, the parties hereto agree as follows:

1.            Definition. The term “German American,” as used in this Agreement, shall be deemed to include, in addition to German American Bank, its affiliates and German American Bancorp, Inc. German American and any such affiliate(s) shall be entitled to enforce this Agreement as if a party to this Agreement. The term “HLAN,” as used in this Agreement, shall be deemed to include, in addition to Heartland Bank, Heartland BancCorp immediately prior to the effective time of the merger of Heartland BancCorp with and into German American Bancorp, Inc.

2.            Separation of Employment. Effective as of the Separation Date, Employee’s employment with German American shall be terminated. Employee acknowledges that German American does not have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire Employee in the future.

3.            Severance Payment. In exchange for the promises and covenants contained herein, German American shall pay Employee a “Severance Payment” equal to $__________, consisting of two (2) weeks of pay, at Employee’s base rate of pay in effect as of the Separation Date, for each full year of Employee’s continuous service with HLAN, or any of its subsidiaries or affiliates, and/or German American (as applicable), with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. The Severance Payment shall be paid in lump sum (less all applicable taxes, including Federal, State and local taxes, and FICA) within ten (10) days following Employee’s execution of this Agreement, and reported on a form W-2; provided, however, that if the Review Period and Revocation Period described in Section 6 (if applicable), along with the ten (10) day period within which payment is to be made span two calendar years, the Severance Payment will be made in the second calendar year. In addition, Employee shall be entitled to his or her accrued paid-time-off (which shall not include any “banked sick leave”) and to continuation coverage under any applicable HLAN or German American group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by Employee. Apart from the Severance Payment, German American has paid Employee any and all other compensation owed to Employee by German American.

1

4.            Employee’s Release. In exchange for the promises and covenants herein, including the payment of the Severance Payment, Employee, Employee’s heirs, next of kin, personal representatives, assigns and successors in interest, hereby irrevocably, unconditionally and generally releases, acquits and forever discharges to the fullest extent permitted by law German American, its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurance carriers, benefit plans and all other persons acting by, through, under or in concert with any of them (“Released Parties”), from any and all grievances, charges, complaints, liabilities, damages, lawsuits, actions, causes of action, rights, demands, costs, losses, debts, reinstatement, instatement, engagement, employment, bonuses, commissions, fees, back pay, front pay, lost wages, liquidated, compensatory and/or punitive damages, benefits, obligations, promises, agreements, controversies, attorney’s fees, costs, and rights of any kind or nature whatsoever, in law or in equity, whether known or unknown, which arise out of Employee’s employment and/or the separation of Employee’s employment.

By way of specification and not by way of limitation, Employee specifically waives, releases, and agrees to forego any rights or claims that Employee may now have, may have heretofore had, or may at any time hereafter have against the Released Parties on matters arising prior to and up to the date of this Agreement under tort, contract, statute, or other law of the United States or any of its individual states, including, but not limited to, claims arising out of allegations of wrongful, retaliatory or constructive discharge, breach of contract, breach of implied covenant of good faith and fair dealing, tortious interference with contract, misrepresentation, fraud, promissory estoppel, slander, libel, defamation, emotional pain and suffering and intentional infliction of emotional distress or any claim under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the applicable statutory or common laws of the United States or any of its individual states, or any political subdivision thereof.

5.            Exclusions from Release. Employee understands that he does not waive future claims. Employee also understands this Agreement does not release any rights to benefits Employee may have under the laws governing COBRA, unemployment benefits, disability insurance, and workers’ compensation benefits. Employee further understands that nothing in this Agreement shall in any way adversely affect whatever vested rights Employee may have to benefits under any retirement or other employee benefit plan. In addition, Employee acknowledges that this Agreement is not intended to (a) prevent Employee from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”); (b) prevent Employee from participating in any investigation or proceeding conducted by these Government Agencies; or (c) establish a condition precedent or other barrier to exercising these rights. While Employee has the right to participate in an investigation, Employee understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim. Employee acknowledges that he has the right to file a charge with any Government Agencies and/or to challenge the validity of the waiver and release of any claim Employee might have under applicable federal, state or local laws without either: (a) repaying to German American the amounts paid by it to him or on his behalf under this Agreement; or (b) paying to German American any other monetary amounts (such as attorney's fees and/or damages). Nothing in this Agreement is intended to prevent German American’s employees from exercising their rights under Section 7 of the National Labor Relations Act, including the right to participate in or assist with a case before the NLRB and communicate with coworkers or third parties about terms and conditions of employment or labor disputes, when the communication is not so reckless or maliciously untrue as to lose the protection of the law.

2

6.            Waiver of Rights and Claims under the Age Discrimination in Employment Act. In the event Employee is at least forty (40) years of age, Employee is covered by the provisions of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. In conformance with these acts, Employee acknowledges that on ______________, 2024, German American delivered this Agreement to Employee and advised Employee of Employee’s right to consult with an attorney prior to executing this Agreement. Employee is also advised that as of the date this Agreement was delivered to Employee, Employee has a period of forty-five (45) days in which to review and execute this Agreement (“Review Period”). Employee is also advised that, after executing this Agreement, Employee has an additional seven (7) days in which to revoke this Agreement (“Revocation Period”). Employee’s signature shall constitute and be considered a waiver of any prospective days remaining in the Review Period. The terms of this Agreement will become effective upon the expiration of the Revocation Period. Employee understands that if Employee revokes this Agreement, all consideration agreed to by German American, including but not limited to the Severance Payment, will be forfeited and this Agreement will become null and void and unenforceable by any party.

7.            Confidentiality. Employee acknowledges and agrees that he will keep the terms and amounts paid pursuant to this Agreement completely confidential, except as to his attorney, tax advisor, and/or spouse and as required by law or in order to effectuate the terms of this Agreement. If either party sues to enforce the terms of this Agreement, that party must file it under seal. If Employee is served with a court order, subpoena, or other legal process that calls for disclosure of this Agreement or its terms, Employee shall immediately provide German American with written notice thereof.

8.            Miscellaneous Representations and Warranties. In consideration of German American’s willingness to enter into this Agreement, Employee hereby makes the following representations and warranties to German American: Employee is aware, by signing this Agreement, that Employee is giving up the right to initiate a lawsuit or pursue other legal proceedings; Employee agrees to abide by the agreements and covenants contained herein; there are no other promises or representations which have been made to Employee related to the matters covered herein, except those contained in this Agreement; and this Agreement should be construed in accordance with and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

9.         Indemnification.  Employee agrees to hold the Released Parties harmless from, and to defend and indemnify the Released Parties from and against, all further claims, cross-claims, third-party claims, demands, costs, complaints, obligations, causes of action, damages, judgments, liability, contribution, or indemnity related in any way to the claims and causes of action released as part of this Agreement, as well as any claims that may be made indirectly against the Released Parties for contribution, indemnity, or otherwise by any third party from whom or which Employee seeks relief or damages, directly or indirectly, for the same claims and/or causes of action released as part of this Agreement, regardless of whether such claims are caused in whole or in part by the negligence, acts, or omissions of any of the Released Parties.

3

Employee agrees to accept sole and complete responsibility for all federal, state, and local tax liability, penalty, and/or interest, if any, that may attach to amounts payable or other consideration given under this Agreement (other than any employer-owed taxes arising from the Severance Payment), and agrees to defend, indemnify, and hold the Released Parties harmless from and against, and will reimburse the Released Parties for, any and all liability of whatever kind incurred by the Released Parties in connection with the Severance Payment, including but not limited to taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. Employee warrants that Employee is not relying on the judgment or advice of any of the Released Parties or legal counsel concerning the tax consequences, if any, of this Agreement.

10.            Section 409A. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A.

Employee acknowledges that Employee has carefully read and reviewed the foregoing Agreement, acknowledges its contents, and agrees to be bound by its terms. Employee further acknowledges that Employee has had the opportunity to consult with an attorney and has been provided reasonable time to consider this Agreement.

SIGNATURE PAGE TO FOLLOW

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their duly authorized representatives.

EMPLOYEE

Date:

Printed Name:

Signature:

GERMAN AMERICAN BANK

By:
D. Neil Dauby, Chairman and CEO

Date:

5